IndyMac INDX Mortgage Loan Trust 2007-FLX4

Final Term Sheet

[IndyMac Bank, F.S.B. LOGO]

$507,020,100 (Approximate)

IndyMac MBS, Inc.
Depositor

IndyMac Bank, F.S.B.
Sponsor, Seller and Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED May 30, 2007

IndyMac INDX Mortgage Loan Trust 2007-FLX4

Distributions are payable monthly on the 25th day of each month, beginning June 25, 2007

The issuing entity will issue the following classes of certificates:
Class	Initial Class Certificate Balance	Pass-Through Rate	Class	Initial Class Certificate Balance	Pass-Through Rate
Class 1-A-1	$127,861,000	Floating	Class M-3	$2,802,000	Floating
Class 1-A-2	$31,965,000	Floating	Class M-4	$2,547,000	Floating
Class 2-A-1	$194,257,000	Floating	Class M-5	$2,547,000	Floating
Class 2-A-2	$80,939,000	Floating	Class M-6	$1,783,000	Floating
Class 2-A-3	$48,563,000	Floating	Class M-7	$1,783,000	Floating
Class A-R	$100	N/A	Class M-8	$1,783,000	Floating
Class M-1	$5,095,000	Floating	Class M-9	$1,783,000	Floating
Class M-2	$3,312,000	Floating
(1)           This amount is approximate and is subject to a permitted variance in the aggregate of plus or minus 10%.

(2)           The pass-through rate for each class of offered certificates (other than the Class A-R Certificates) is calculated as described in this free writing prospectus under “Summary” and is based on the one-month LIBOR index.

Summary

•
This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision.  To understand all of the terms of an offering of the certificates, carefully read this entire document and the accompanying prospectus.

•
While this summary contains an overview of certain calculations, cash flow priorities and other information to aid your understanding, you should read carefully the full description of these calculations, cash flow priorities and other information in this free writing prospectus and the accompanying prospectus before making any investment decision.

Issuing Entity

IndyMac INDX Mortgage Loan Trust 2007-FLX4, a common law trust formed under the laws of the State of New York.

Depositor

IndyMac MBS, Inc., a Delaware corporation and a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (800) 669-2300.

Sponsor, Seller and Servicer

IndyMac Bank, F.S.B., a federal savings bank.  Its principal executive offices are located at 888 East Walnut Street, Pasadena, California 91101-7211, and its telephone number is (800) 669-2300.

Trustee, Swap Trustee and Supplemental Interest Trustee

Deutsche Bank National Trust Company, a national banking association.  The corporate trust office of the trustee is located (i) for purposes of certificate transfers, at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention:  Transfer Unit and (ii) for all other purposes, at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration IN07F4, and its telephone number is (714) 247-6000.

The Corridor Counterparty and Swap Counterparty

Morgan Stanley Capital Services Inc., a Delaware corporation located at 1221 Avenue of Americas, New York, New York 10020.

The NIM Insurer

After the closing date, a separate trust (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the  Class P and Class C Certificates.  Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities.  The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.”  The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates.  Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement dated as of

May 1, 2007 among the seller, the servicer, the depositor, the trustee, the swap trustee and the supplemental interest trustee, under which the issuing entity will be formed.

Cut-off Date

For each mortgage loan, the later of May 1, 2007 and the origination date of the mortgage loan.

Closing Date

On or about May 30, 2007.

The Mortgage Loans

The mortgage pool will consist primarily of 30-year conventional adjustable-rate negative amortization mortgage loans secured by first liens on one- to four-family residential properties.  The mortgage loans will be divided into two groups.  Each group of mortgage loans is referred to as a “loan group.”  The mortgage rate on each mortgage loan in each loan group is fixed for a specified period after origination after which the mortgage rate is adjustable, based on the one-year LIBOR index.

The percentages of the aggregate stated principal balance of the mortgage loans in each loan group and in the aggregate as of the cut-off date for the various fixed rate periods are expected to be approximately as follows:

Fixed Rate Period (months)	Percent of Aggregate Stated Principal Balance of Group 1 Mortgage Loans as of the Cut-off Date
36	3.28%
60	86.28%
84	10.43%

Fixed Rate Period (months)	Percent of Aggregate Stated Principal Balance of Group 2 Mortgage Loans as of the Cut-off Date
36	3.41%
60	81.36%
84	15.23%

Fixed Rate Period (months)	Percent of Cut-off Date Pool Principal Balance
36	3.37%
60	82.99%
84	13.64%

The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

All of the mortgage loans in loan group 1 will have principal balances that conform to the guidelines of Fannie Mae and Freddie Mac.

As of the cut-off date, the mortgage loans in loan group 1 had the following characteristics:

Aggregate Stated Principal Balance	$168,416,224

Geographic Concentrations in excess of 10%:
California	48.55%

Weighted Average Original LTV Ratio	69.30%

Weighted Average Mortgage Rate	6.834%

Range of Mortgage Rates	5.875% to 8.000%

Average Current Principal Balance	$262,331

Range of Current Principal Balances	$64,000 to $592,000

Weighted Average Remaining Term to Maturity	349 months

Weighted Average FICO Credit Score	723

Weighted Average Gross Margin	2.751%

Weighted Average Maximum Mortgage Rate	11.867%

Weighted Average Minimum Mortgage Rate	2.751%

Range of Months to Next Mortgage Rate Adjustment	33 to 85

Range of Months to Next Payment Adjustment	34 to 86

Negative Amortization Limit

110%	33.23%

115%	66.77%

As of the cut-off date, the mortgage loans in loan group 2 had the following characteristics:

Aggregate Stated Principal Balance	$341,157,355

Geographic Concentrations in excess of 10%:
California	70.20%

Weighted Average Original LTV Ratio	70.33%

Weighted Average Mortgage Rate	6.696%

Range of Mortgage Rates	5.750% to 8.250%

Average Current Principal Balance	$500,965

Range of Current Principal Balances	$70,000 to $2,000,000

Weighted Average Remaining Term to Maturity	354 months

Weighted Average FICO Credit Score	718

Weighted Average Gross Margin	2.750%

Weighted Average Maximum Mortgage Rate	11.731%

Weighted Average Minimum Mortgage Rate	2.750%

Range of Months to Next Mortgage Rate Adjustment	32 to 85

Range of Months to Next Payment Adjustment	33 to 86

Negative Amortization Limit
110%	18.66%
115%	81.34%

As of the cut-off date, the mortgage loans in the issuing entity had the following characteristics:

Aggregate Stated Principal Balance	$509,573,579

Geographic Concentrations in excess of 10%:

California	63.05%

Weighted Average Original LTV Ratio	69.99%

Weighted Average Mortgage Rate	6.741%

Range of Mortgage Rates	5.750% to 8.250%

Average Current Principal Balance	$385,165

Range of Current Principal Balances	$64,000 to $2,000,000

Weighted Average Remaining Term to Maturity	353 months

Weighted Average FICO Credit Score	720

Weighted Average Gross Margin	2.750%

Weighted Average Maximum Mortgage Rate	11.776%

Weighted Average Minimum Mortgage Rate	2.750%

Range of Months to Next Mortgage Rate Adjustment	32 to 85

Range of Months to Next Payment Adjustment	33 to 86

Negative Amortization Limit

110%	23.47%

115%	76.53%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance (1)	Principal Type	Interest Type	Final Scheduled Distribution Date	Modeled Final Distribution Date	Initial Rating Moody’s/S&P (2)
Offered Certificates
1-A-1	$127,861,000	Senior/Super Senior	Floating Rate	July 2037	November 2015	Aaa/AAA
1-A-2	$31,965,000	Senior/Support	Floating Rate	July 2037	November 2015	Aaa/AAA
2-A-1	$194,257,000	Senior/Super Senior	Floating Rate	July 2037	November 2015	Aaa/AAA
2-A-2	$80,939,000	Senior/Super Senior/Support	Floating Rate	July 2037	November 2015	Aaa/AAA
2-A-3	$48,563,000	Senior/Support	Floating Rate	July 2037	November 2015	Aaa/AAA
A-R	$100	Senior/REMIC Residual	N/A	July 2037	November 2015	NR/AAA
M-1	$5,095,000	Subordinate	Floating Rate	July 2037	November 2015	Aa1/AA+
M-2	$3,312,000	Subordinate	Floating Rate	July 2037	November 2015	Aa1/AA
M-3	$2,802,000	Subordinate	Floating Rate	July 2037	November 2015	Aa2/AA-
M-4	$2,547,000	Subordinate	Floating Rate	July 2037	November 2015	Aa3/A+
M-5	$2,547,000	Subordinate	Floating Rate	July 2037	September 2015	A1/A
M-6	$1,783,000	Subordinate	Floating Rate	July 2037	November 2014	A2/A-
M-7	$1,783,000	Subordinate	Floating Rate	July 2037	March 2014	A3/BBB+
M-8	$1,783,000	Subordinate	Floating Rate	July 2037	June 2013	Baa1/BBB
M-9	$1,783,000	Subordinate	Floating Rate	July 2037	November 2012	Baa2/BBB-

Non-Offered Certificates (3)
P	$100	N/A	N/A	N/A	N/A
C	N/A	N/A	N/A	N/A	N/A
L	N/A	N/A	N/A	N/A	N/A
_________________________
(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% and depends on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned not lower than the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service Inc. (“Moody’s”).  A rating is not a recommendation to buy, sell or hold securities.  These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class P, Class C and Class L Certificates are not offered by this free writing prospectus.  The Class P Certificates will be entitled to any prepayment charges collected on the mortgage loans.  The Class C Certificates will be entitled to receive any excess cashflow from the mortgage loans after all required distributions are made on the offered certificates.  The Class L Certificates will be entitled to receive all late payment fees collected on the mortgage loans.  Any information contained in this free writing prospectus with respect to these certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

Class	Initial Pass-Through Rate (1)	Pass-Through Rate Before and Including the Optional Termination Date (2)	Pass-Through Rate After the Optional Termination Date (3)	Interest Accrual Period	Interest Accrual Convention
Offered Certificates
1-A-1	5.520%	LIBOR + 0.200%(4)	LIBOR + 0.400%(4)	(5)	Actual/360 (6)
1-A-2	5.570%	LIBOR + 0.250%(4)	LIBOR + 0.500%(4)	(5)	Actual/360 (6)
2-A-1	5.500%	LIBOR + 0.180%(4)	LIBOR + 0.360%(4)	(5)	Actual/360 (6)
2-A-2	5.570%	LIBOR + 0.250%(4)	LIBOR + 0.500%(4)	(5)	Actual/360 (6)
2-A-3	5.620%	LIBOR + 0.300%(4)	LIBOR + 0.600%(4)
A-R	N/A	N/A	N/A	N/A	N/A
M-1	5.820%	LIBOR + 0.500%(4)	LIBOR + 0.750%(4)	(5)	Actual/360 (6)
M-2	5.870%	LIBOR + 0.550%(4)	LIBOR + 0.825%(4)	(5)	Actual/360 (6)
M-3	6.070%	LIBOR + 0.750%(4)	LIBOR + 1.125%(4)	(5)	Actual/360 (6)
M-4	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)
M-5	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)
M-6	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)
M-7	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)
M-8	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)
M-9	6.320%	LIBOR + 1.000%(4)	LIBOR + 1.500%(4)	(5)	Actual/360 (6)

Non-Offered Certificates (7)
P	N/A	N/A	N/A	N/A	N/A
C	N/A	N/A	N/A	N/A	N/A
L	N/A	N/A	N/A	N/A	N/A

________________________
(1)	Reflects the expected pass-through rate as of the closing date.

(2)	Reflects the pass-through rate calculation up to and including the earliest possible distribution date on which the servicer has the option to purchase the mortgage loans.

(3)	Reflects the pass-through rate calculation if the option to purchase the mortgage loans is not exercised by the servicer at the earliest possible distribution date.

(4)	The pass-through rates on the LIBOR Certificates adjust monthly based on the level of one-month LIBOR, subject to the related available funds rate..

(5)
The interest accrual period for any distribution date will be the period beginning on the preceding distribution date (or in the case of the first distribution date, on the closing date) and ending on the day immediately preceding that distribution date.

(6)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the interest accrual period.

(7)	The Class P, Class C and Class L Certificates will not accrue any interest.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Class of Certificates
Senior Certificates:	Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3 and Class A-R Certificates

Group 1 Senior Certificates:	Class 1-A-1, Class 1-A-2 and Class A-R Certificates

Group 2 Senior Certificates:	Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates

Subordinated Certificates:	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

LIBOR Certificates:	Senior and Subordinated Certificates (other than the Class A-R Certificates)

Offered Certificates:	Senior and Subordinated Certificates

Residual Certificates:	Class A-R Certificates

Non-offered Certificates:	Class P, Class C and Class L Certificates

Distributions of principal and interest on the senior certificates will be based primarily on collections from the mortgage loans in the related loan group, as described in this free writing prospectus.  Distributions of principal and interest on the subordinated certificates will be based on collections from the mortgage loans in both loan groups, as described in this free writing prospectus.

The rights of the holders of the subordinated certificates to receive distributions of principal and interest will be subordinate to the rights of the holders of the senior certificates.

The Class C Certificates will be entitled to receive any monthly excess cashflow from the mortgage loans after required distributions are made to the senior and subordinated certificates.

The Class P Certificates will be entitled to receive prepayment charges paid by borrowers upon certain full or partial prepayment of the mortgage loans.  These amounts will not be available for distribution to other classes of certificates.

The Class L Certificates will be entitled to receive late payment fees  paid by borrowers with respect to the mortgage loans.  These amounts will not be available for distribution to other classes of certificates.

The Class C, Class P and Class L Certificates are not offered by this free writing prospectus.

Record Date

The business day immediately preceding a distribution date in the case of the LIBOR Certificates or, in the case of the Class A-R Certificates or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Denominations

Senior Certificates (other than the Class A-R Certificates):

$25,000 and multiples of $1,000 in excess thereof.

Subordinated Certificates:

$100,000 and multiples of $1,000 in excess thereof.

Class A-R Certificates:

$100.

Registration of Offered Certificates

LIBOR Certificates

Book-entry form.  Persons acquiring beneficial ownership interests in the LIBOR Certificates will hold their beneficial interests through The Depository Trust Company in the United States and, upon request, through Clearstream Luxembourg or the Euroclear System in Europe.

Class A-R Certificates

Fully registered certificated form.  The residual certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

We will make distributions on the 25th day of each month. If the 25th day of a month is not a business day, then we will make distributions the next business day. The first distribution date is scheduled for June 25, 2007.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of certificates is shown in the table on page S-11.

On each distribution date, to the extent funds are available, each class of LIBOR Certificates will be entitled to receive interest accrued at the applicable pass-through rate during the related interest accrual period on its class certificate balance immediately prior to that distribution date and any interest carry forward amount, plus, any net rate carryover for that class.  The residual certificates will not bear interest.

Interest will accrue for each interest accrual period related to a distribution date on each class of offered certificates at the lesser of (1) the applicable annual rate as described in the table on page S-11 for that class of certificates and (2) the related available funds rate for that distribution date.  The available funds rate for a class of certificates is generally based on the interest funds for its related loan group or loan groups (net of any swap payments and swap termination payments payable by the issuing entity to the swap counterparty, other than any swap termination payments due to a swap counterparty trigger event) for that distribution date.

The amount of interest distributable on a distribution date with respect to a class of certificates will be reduced by the allocable share for that class of (x) any net prepayment interest shortfalls, (y) any reductions due to the application of the Servicemembers Civil Relief Act and similar state and local laws on the related mortgage loans, not covered by excess cashflow, as described under “Description of the Certificates – Interest” in this free writing prospectus and (z) any net deferred interest allocated to that class.

Effect of negative amortization.  If an increase in the mortgage index causes interest to accrue on a mortgage loan for a given month in excess of the monthly payment that the borrower elects to pay for that mortgage loan or the payment made by the borrower is less than the interest only monthly payment, the amount of that excess will be added to the outstanding principal balance of that mortgage loan in the form of deferred interest.  For any distribution date the net deferred interest for a loan group is the excess, if any, of (i) the aggregate deferred interest with respect to the mortgage loans in that loan group for the due period related to that distribution date, over (ii) the aggregate amount of principal prepayments in excess of the interest only monthly payment received with respect to the mortgage loans in that loan group during the related prepayment period.  For any distribution date, the net deferred interest for a loan group will be deducted from the interest remittance amount for that loan group as described in this free writing prospectus.  The amount of net deferred interest deducted from the interest distributable to a class of certificates will be added to the class certificate balance of that class.

Interest carry forward amount is interest that was due but not distributed on the prior distribution date.  Any interest carry forward amount on the senior certificates will be paid from interest funds in the related loan group (and, in some cases from the other loan group) and any net swap payments available for that purpose.  Any interest carry forward amount on the subordinated certificates will be paid from the interest funds for both loan groups and any net swap payments available for that purpose.

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The servicer is required to reduce its servicing compensation to offset this shortfall but the reduction for any distribution date is limited to an amount equal to the product of one-twelfth of 0.125% multiplied by the pool principal balance as of the first day of the prior month. If the aggregate amount of interest shortfalls resulting from prepayments in excess of a borrower’s fully amortizing payment on the mortgage loans exceeds the amount of the reduction in the servicer’s servicing compensation, the interest entitlement for each class of certificates will be reduced proportionately by the amount of this excess.

For each class of LIBOR Certificates, any net rate carryover (which is interest due on a prior distribution date that was not paid on a prior distribution date due to the application of the related available funds rate) will be payable from excess cashflow as and to the extent described in this free writing prospectus and from payments allocated to the issuing entity from the swap contract and the corridor contract in the manner described in this free writing prospectus.

Principal Distributions

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the distribution of principal.  The manner of distributing principal among the classes of certificates will depend on the priority of distributions, which will differ, as described in this free writing prospectus, depending on whether the distribution date is before or on or after the stepdown date and on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will be calculated on a loan group basis and will be based on the “interest remittance amount” for the applicable loan group.  The interest remittance amount for a loan group and any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted), in each case to the extent received, collected or paid as provided in the pooling and servicing agreement:

•	the interest portion of monthly payments on the mortgage loans in that loan group less the servicing fee;

•	interest collected in connection with prepayments of the mortgage loans in that loan group;

•	interest amounts advanced by the servicer with respect to the mortgage loans in that loan group with respect to payments not received by the related determination date;

•	any compensating interest paid by the servicer related to prepayments of the mortgage loans in that loan group;

•	liquidation proceeds of the mortgage loans in that loan group (to the extent allocable to interest); and

•
the lesser of (1) the aggregate amount of principal prepayments of amounts in excess of the interest only monthly payment on the mortgage loans in that loan group and (2) the aggregate deferred interest on the mortgage loans in that loan group.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will be calculated on a loan group basis and will generally consist of the following amounts without duplication, in each case to the extent received, collected or paid as provided in the pooling and servicing agreement:

•	the principal portion of monthly payments on the mortgage loans in that loan group;

•	principal advances by the servicer with respect to the mortgage loans in that loan group not received by the related determinations date;

•
the excess, if any, of the principal prepayments of amounts in excess of the interest only monthly payment on the mortgage loans in that loan group over the aggregate deferred interest with respect to the mortgage loans in that loan group for that distribution date;

•	the stated principal balance of any mortgage loans in that loan group repurchased or purchased by the seller or the servicer, as applicable;

•	the excess, if any, of the stated principal balance of a deleted mortgage loan in that loan group over the stated principal balance of the related substitute mortgage loan;

•	liquidation proceeds of the mortgage loans in that loan group (to the extent allocable to principal);

•	subsequent recoveries with respect to the mortgage loans in that loan group; and

•
excess cashflow (to the extent available) to maintain the overcollateralization amount as described under “Description of the Certificates—Overcollateralization Provisions” in this free writing prospectus.

Fees and Expenses

The amounts available for distribution on the certificates on any distribution date generally will not include the following amounts:

•	the servicing fee and additional servicing compensation due to the servicer;

•	the trustee fee due to the trustee;

•	amounts reimbursed to the servicer and the trustee in respect of advances previously made by them and other amounts for which the servicer and trustee are entitled to be reimbursed;

•	net swap payment amounts payable to the swap counterparty;

•	all late payment fees (which are distributable only to the Class L Certificates);

•	all prepayment charges (which are distributable only to the Class P Certificates); and

•	all other amounts for which the depositor, the seller or the servicer is entitled to be reimbursed.

These amounts will reduce the amount distributed to the certificateholders.

Servicing Fee

The servicer will be paid a monthly fee (referred to as the servicing fee) with respect to each mortgage loan of 0.375% per annum (referred to as the servicing fee rate).

Additional Servicing Compensation

The servicer is also entitled to receive additional servicing compensation from assumption fees and other similar charges (excluding prepayment charges and late payment fees) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to liquidated mortgage loans.

Source and Priority of Distributions

These amounts will be paid to the servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Interest Distributions

In general, on any distribution date, interest funds will be distributed in the following priority:

first, the interest funds related to a loan group will be distributed in the following priority:

(i) to the swap account, the related swap allocation percentage of any net swap payment and any swap termination payment (other than a swap termination payment due to a swap counterparty trigger event) payable to the swap counterparty under the swap contract with respect to that distribution date; and

(ii) concurrently, to each class of interest-bearing senior certificates related to that loan group, pro rata based on their respective interest entitlements for that distribution date, current interest and the interest carry forward amount;

second, the interest funds remaining undistributable from each loan group will be aggregated and distributed in the following priority:

(i) concurrently, to each class of interest-bearing senior certificates, pro rata, based on their respective entitlements for that distribution date, any current interest and any interest carry forward amount remaining unpaid;

(ii) sequentially, in the order of their numerical class designations, to each class of subordinated certificates, current interest and the interest carry forward amount due for each class for that distribution date; and

(iii) as part of the excess cashflow, as described under “Excess Cashflow—Application of Excess Cashflow” below.

Priority of Principal Distributions

General

The manner of allocating principal distributions among the classes of certificates will differ, as described in this free writing prospectus, depending upon the occurrence of several different events or triggers:

•	whether a distribution date occurs before or on or after the “stepdown date,” which is the earlier of :

(1) the later of (x) the distribution date in June 2010 and (y) the first distribution date on which the senior enhancement percentage is equal to or greater than approximately (a) on any distribution date prior to the distribution date in June 2013, 12.75% and (b) on any distribution date on or after the distribution date in June 2013, 10.20% and;

(2) the first distribution date after the distribution date on which the aggregate class certificate balance of the senior certificates has been reduced to zero;

•	whether cumulative losses on the mortgage loans are higher than certain levels specified in this free writing prospectus (a “cumulative loss trigger event”); and

•	whether the rate of delinquencies of the mortgage loans over any three-month period is higher than certain levels set forth in this free writing prospectus (a “delinquency trigger event”).

A “trigger event” will be in effect on any distribution date if either (i) a cumulative loss trigger event or (ii) a delinquency trigger event is in effect for that distribution date.

Effect of the Stepdown Date If a Trigger Event is Not in Effect

On any distribution date on or after the stepdown date (and so long as no trigger event is in effect), instead of allocating all amounts distributable as principal on the certificates to the classes of senior certificates until those classes are paid in full, a portion of those amounts distributable as principal will be allocated to the classes of subordinated certificates.

The amount allocated to each class of certificates on or after the stepdown date and so long as no trigger event is in effect will be based on the targeted level of overcollateralization and subordination for each class of certificates.  These amounts are described in more detail under “Description of the Certificates —Principal” in this free writing prospectus.

Priority of Principal Distributions

On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following priority:

(1) concurrently:

(A)  from the principal distribution amount for loan group 1 in the following priority:

(i) to the swap account, the related swap allocation percentage of the amount of any net swap payment and any swap termination payment owed to the swap counterparty (other than a swap termination payment due to a swap counterparty trigger event) to the extent those amounts were not paid previously from the interest funds;

(ii) to the Class A-R Certificates, until its class certificate balance is reduced to zero;

(iii) concurrently to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero; and

(iv) concurrently, to the Class 2-A-1, Class 2-A-2, Class 2-A-3 Certificates, pro rata (after any distributions to such classes pursuant to clause (B)(ii) below), until their class certificate balances are reduced to zero;

(B)  from the principal distribution amount for loan group 2 in the following priority:

(i) to the swap account, the related swap allocation percentage of the amount of any net swap payment and any swap termination payment owed to the swap counterparty (other than a swap termination payment due to a swap counterparty trigger event) to the extent those amounts were not paid previously from the interest funds;

(ii) concurrently to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

(iii) concurrently, to Class 1-A-1 and Class 1-A-2 Certificates, pro rata, (after any distribution to such classes pursuant to clause (A)(iii) above), until their class certificate balances are reduced to zero; and

(2) from the remaining principal distribution amount for both loan groups, in the following priority:

(i) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective class certificate balances are reduced to zero; and

(ii) any remainder as part of the excess cashflow to be allocated as described under “Excess Cashflow—Application of Excess Cashflow” below.

On any distribution date on or after the stepdown date and so long as a trigger event is not in effect, the principal distribution amount for each loan group will be distributed in the following priority:

(1) concurrently:

(A)  from the principal distribution amount for loan group 1 in the following priority:

(i) to the swap account, the related swap allocation percentage of the amount of any net swap payment and any swap termination payment owed to the swap counterparty (other than a swap termination payment due to a swap counterparty trigger event) to the extent those amounts were not paid previously from the interest funds;

(ii) in an amount up to the group 1 senior principal distribution amount for that distribution date, concurrently to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

(iii) concurrently, to Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, pro rata, (after any distribution to such classes pursuant to clause (B)(ii) below), any group 2 senior principal distribution amount remaining undistributed for that distribution date, until their class certificate balances are reduced to zero;

(B)  from the principal distribution amount for loan group 2 in the following priority:

(i) to the swap account, the related swap allocation percentage of the amount of any net swap payment and any swap termination payment owed to the swap counterparty (other than a swap termination payment due to a swap counterparty trigger event) to the extent those amounts were not paid previously from the interest funds;

(ii) in an amount up to the group 2 senior principal distribution amount for that distribution date, concurrently to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

(iii) concurrently, to Class 1-A-1 and Class 1-A-2 Certificates, pro rata (after any distribution to such classes pursuant to clause (A)(ii) above, any group 1 senior principal distribution amount remaining undistributed for that distribution date, until their class certificate balances are reduced to zero; and

(2) from the remaining principal distribution amount for both loan groups, in the following priority:

(i) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the subordinated class principal distribution target amount for each such class, in each case until its class certificate balance is reduced to zero; and

(ii) any remainder as part of the excess cashflow to be allocated as described under “—Excess Cashflow—Application of Excess Cashflow” below.

The Swap Contract

The swap trustee, on behalf of the swap trust, will enter into an interest rate swap contract with Morgan Stanley Capital Services Inc.

Beginning on the distribution date in May 2008, on or prior to each distribution date up to and including the swap contract termination date, the swap trustee will be obligated to pay to the swap counterparty an amount equal to the product of (a) 4.95% per annum, (b) 250, (c) the swap contract notional balance for that distribution date and (d) the number of days in the related calculation period (calculated on the basis of a 360-day year and the actual number of days that elapsed in the related calculation period) divided by 360.  In addition, on or prior to the distribution date to and including the swap contract termination date, the swap counterparty will be obligated to pay to the swap trustee an amount equal to the product of (a) one-month LIBOR (as determined by the swap counterparty), (b) 250, (c) the swap contract notional balance for that distribution date and (d) the number of days in the related calculation period (calculated on the basis of a 360-day year and the actual number of days that elapsed in the related calculation period) divided by 360.

On each distribution date, to the extent that the amount payable by the swap trustee exceeds the amount payable by the swap counterparty, the trustee will be required to deduct from the interest funds the amount of that excess and, in its capacity as swap trustee, to remit the amount of that excess to the swap counterparty for the swap contract.  To the extent that the amount payable by the swap counterparty exceeds the amount payable by the swap trustee, the swap counterparty will be required to pay to the swap trustee the amount of that excess.  Any net payment received by the swap trustee from the swap counterparty will be used to cover unpaid current interest, interest carry forward amounts, net rate carryover and unpaid realized loss amounts on the LIBOR Certificates and to restore and maintain overcollateralization at the required level.

The Corridor Contract

The supplemental interest trustee, on behalf of the supplemental interest trust, will enter into an interest rate corridor contract with Morgan Stanley Capital Services Inc. as corridor counterparty.

Beginning on the distribution date in June 2007, on each distribution date up to and including the distribution date in April 2008, the corridor counterparty will be required to make monthly payments to the supplemental interest trustee, if one-month LIBOR for the related distribution date exceeds the corridor contract strike rate for that distribution date, subject to a maximum rate of 10.223%.  Payments made under the corridor contract will be made to the supplemental interest trustee during the period of time the corridor contract is in effect.

Amounts received by the supplemental interest trustee with respect of the corridor contract will be available as described in this free writing prospectus to pay any net rate carryover with respect to the LIBOR Certificates as described under “Description of the Certificates—Interest”in this free writing prospectus.

Any amounts received in respect of the corridor contract and allocated to the supplemental interest trust for a distribution date that are not used on that date to cover net rate carryover amounts on the LIBOR Certificates will be distributed to the Class C Certificates as provided in the pooling and servicing agreement and will not be available thereafter for payment of net rate carryover on any class of certificates.

Limited Recourse

The only source of funds available for interest and principal distributions on the certificates will be the assets of the issuing entity and the supplemental interest trust.  The issuing entity will have no source of funds other than collections and recoveries of the mortgage loans through insurance or otherwise.  No other entity will be required or expected to make any distributions on the certificates.

Optional Termination

The servicer may purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates following the distribution date on which the aggregate stated principal balance of all of the mortgage loans and real estate owned by the issuing entity declines below 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.  The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Advances

The servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal distributions on the certificates and are not intended to guarantee or insure against losses.

Required Repurchases, Substitutions or Purchases of Mortgage Loans

The seller will make certain representations and warranties relating to the mortgage loans pursuant to the pooling and servicing agreement.  If with respect to any mortgage loan any of the representations and warranties are breached in any material respect as of the date made, or an uncured material document defect exists, the seller will be obligated to repurchase or substitute for the mortgage loan.

The servicer is permitted to modify any mortgage loan at the request of the related mortgagor, provided that the servicer purchases the mortgage loan from the issuing entity immediately preceding the modification and that the modification is in lieu of a refinancing.  In addition, under limited circumstances, the servicer will repurchase certain mortgage loans that experience an early payment default (default in the first three months following origination).

Credit Enhancement

The credit enhancement provided for the benefit of the holders of the certificates consists solely of excess cashflow, overcollateralization, subordination, and the loss allocation features.

Overcollateralization

On the closing date, the aggregate stated principal balance of the mortgage loans is expected to exceed the aggregate class certificate balance of the certificates by approximately $2,553,579, which represents approximately 0.50% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.  This amount is referred to as “overcollateralization” and is approximately equal to the initial level of overcollateralization required by the pooling and servicing agreement.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb losses from liquidated mortgage loans that would otherwise be allocated to the certificates, if those losses are not otherwise covered by excess cashflow (if any) from the  mortgage loans.  The required level of overcollateralization may change over time.

Excess Cashflow

The mortgage loans are expected to generate more interest than is needed to distribute interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the weighted average pass-through rate on the classes of certificates, plus the weighted average expense fee rate and net swap payments payable to the swap counterparty.  The “expense fee rate” is the sum of the servicing fee rate and the trustee fee rate.  Any interest payments received in respect of the mortgage loans in excess of the amount that is needed to offset deferred interest, to make net swap payments, to distribute interest on the certificates in the amounts and order described in this free writing prospectus and to pay the issuing entity expenses, will be used to reduce the aggregate class certificate balance of the certificates in the amounts, in order to maintain or restore the required level of overcollateralization.

Application of Excess Cashflow

The amount of any excess interest together with certain amounts of the principal distribution amount not distributed to the certificates on any distribution date will be applied as “excess cashflow” in order to pay principal on the certificates, to pay net rate carryover amounts and to make other payments as described in this free writing prospectus.

Any excess cashflow will be distributed on each distribution date in the following priority:

(i) to the certificates then entitled to receive principal on that distribution date to the extent necessary to maintain or restore the required level of overcollateralization in the same priority in which they receive distributions of principal;

(ii) concurrently and pro rata (x) sequentially, to the Class 1-A-1 and Class 1-A-2 Certificates, in that order, the unpaid realized loss amount for each such class; and (y) sequentially, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, in that order, the unpaid realized loss amount for each such class;

(iii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the unpaid realized loss amount for each such class;

(iv) concurrently, to the interest-bearing certificates, pro rata, any net rate carryover for each such class (after giving effect to application of proceeds of the corridor contract);

(v)  to the swap trust to pay any unpaid swap termination payments; and

(vi) to the Class C and the Class A-R Certificates, as specified in the pooling and servicing agreement.

Subordination

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal. The senior certificates will have a distribution priority over the subordinated certificates.  Among the classes of subordinated certificates offered by this free writing prospectus, the Class M-1 Certificates will have the highest distribution priority.

Allocation of Losses

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against most losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the amount of proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans (to the extent that those losses exceed any monthly excess cashflow and any overcollateralization) among the subordinated certificates, beginning with the subordinated certificates with the lowest distribution priority.  After the aggregate class certificate balance of the subordinated certificates is reduced to zero, realized losses on the mortgage loans in a loan group (to the extent that those losses exceed any monthly excess cashflow and any overcollateralization) will be allocated to the senior certificates related to that loan group, sequentially, in the reverse order of their numerical order, in each case until their respective class certificate balances are reduced to zero.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the corridor contract, the supplemental interest reserve fund, the carryover reserve fund, the swap contract and the swap account) will comprise one or more real estate mortgage investment conduits in a tiered structure.  The highest tier will be referred to as the Master REMIC and each underlying tier (if any) will be referred to as an underlying REMIC.  Each underlying REMIC (if any) will hold mortgage loans (or uncertificated regular interests) and will issue several classes of uncertificated regular interests and a single uncertificated residual interest.  The Master REMIC will hold as assets regular interests issued by underlying REMICs (or the mortgage loans if there are no underlying REMICs) and will issue the several classes of certificates, which, other than the Class A-R and Class L Certificates, will represent the regular interests in the Master REMIC.  The rights of the LIBOR Certificates to receive payments of tax adjusted net rate carryover will represent, for federal income tax purposes, separate contractual rights coupled with REMIC regular interests within the meaning of Treasury regulation § 1.860G-2(i).  Each class of residual certificates will represent ownership of the residual interest in one or more REMICs described in the pooling and servicing agreement.

The corridor contract, the carryover reserve fund, the swap contract, the swap account, the swap trust, the supplemental interest reserve fund and the supplemental interest trust will not constitute any part of any REMIC created under the pooling and servicing agreement.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions, including satisfying the requirements of an investor based class exemption, are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3 and Class M-4 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The other classes of certificates will not be rated in one of the two highest rating categories by a nationally recognized statistical rating organization, and therefore, will not be mortgage related securities for purposes of that Act.

Mortgage Loans

Loan Group 1 Mortgage Rates for the Group 1 Mortgage Loans(1)
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
5.501 – 6.000	28	$7,674,186.71	4.56%	$274,078.10	5.909%	744	63.32%
6.001 – 6.500	126	34,992,797.10	20.78	277,720.61	6.337	732	66.96
6.501 – 7.000	320	80,753,138.34	47.95	252,353.56	6.812	735	68.19
7.001 – 7.500	122	32,565,699.73	19.34	266,931.97	7.289	694	73.32
7.501 – 8.000	46	12,430,402.09	7.38	270,226.13	7.755	686	76.27
Total	642	$168,416,223.97	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average Mortgage Rate of the Group 1 Mortgage Loans was approximately 6.834% per annum.

Current Principal Balances for the Group 1 Mortgage Loans(1)
Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
50,000.01 – 100,000.00	7	$600,949.17	0.36%	$85,849.88	6.896%	732	66.95%
100,000.01 – 150,000.00	73	9,290,017.78	5.52	127,260.52	6.817	727	60.68
150,000.01 – 200,000.00	95	16,818,324.57	9.99	177,035.00	6.844	732	66.57
200,000.01 – 250,000.00	130	29,574,091.40	17.56	227,493.01	6.844	723	66.49
250,000.01 – 300,000.00	118	32,415,667.10	19.25	274,709.04	6.837	717	70.33
300,000.01 – 350,000.00	98	31,872,943.84	18.93	325,234.12	6.810	726	70.56
350,000.01 – 400,000.00	85	31,949,043.61	18.97	375,871.10	6.897	726	71.71
400,000.01 – 450,000.00	26	10,771,232.56	6.40	414,278.18	6.679	725	72.67
450,000.01 – 500,000.00	4	1,925,669.29	1.14	481,417.32	7.028	692	72.22
500,000.01 – 550,000.00	5	2,606,284.65	1.55	521,256.93	6.721	699	73.77
550,000.01 – 600,000.00	1	592,000.00	0.35	592,000.00	6.625	667	80.00
Total	642	$168,416,223.97	100.00%
_____________________
(1)	As of the Cut-off Date, the average principal balance of the Group 1 Mortgage Loans was approximately $262,331.

Original Loan-to-Value Ratios for the Group 1 Mortgage Loans(1)
Range of Original Loan-to- Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
20.01 – 25.00	8	$1,418,486.99	0.84%	$177,310.87	6.289%	774	22.69%
25.01 – 30.00	2	488,415.73	0.29	244,207.87	6.645	767	27.05
30.01 – 35.00	7	1,355,946.51	0.81	193,706.64	6.596	731	34.11
35.01 – 40.00	14	3,060,527.09	1.82	218,609.08	6.770	761	37.28
40.01 – 45.00	15	3,264,201.03	1.94	217,613.40	6.572	725	43.25
45.01 – 50.00	25	5,848,031.39	3.47	233,921.26	6.454	745	48.19
50.01 – 55.00	40	8,877,103.56	5.27	221,927.59	6.581	751	52.64
55.01 – 60.00	50	12,789,879.62	7.59	255,797.59	6.734	740	57.94
60.01 – 65.00	49	13,520,303.94	8.03	275,924.57	6.723	721	62.73
65.01 – 70.00	84	20,883,331.41	12.40	248,611.09	6.883	730	68.13
70.01 – 75.00	80	21,682,334.92	12.87	271,029.19	6.946	715	73.21
75.01 – 80.00	259	73,475,431.57	43.63	283,688.92	6.916	714	79.26
80.01 – 85.00	3	678,210.33	0.40	226,070.11	6.799	686	82.77
85.01 – 90.00	5	969,614.88	0.58	193,922.98	6.876	671	89.20
90.01 – 95.00	1	104,405.00	0.06	104,405.00	6.250	718	95.00
Total	642	$168,416,223.97	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Group 1 Mortgage Loans was approximately 69.30%.

Original Term To Stated Maturity for the Group 1 Mortgage Loans
Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
360	642	$168,416,223.97	100.00%	$262,330.57	6.834%	723	69.30%
Total	642	$168,416,223.97	100.00%

Remaining Terms to Stated Maturity for the Group 1 Mortgage Loans(1)
Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
301 – 312	4	$745,633.20	0.44%	$186,408.30	6.951%	746	69.94%
313 – 324	134	31,512,529.60	18.71	235,168.13	6.822	739	62.95
325 – 336	44	11,842,744.41	7.03	269,153.28	6.831	737	70.05
337 – 348	48	11,858,664.66	7.04	247,055.51	6.984	721	68.60
349 – 360	412	112,456,652.10	66.77	272,953.04	6.821	717	71.07
Total	642	$168,416,223.97	100.00%
________________________
(1)	As of the Cut-off Date, the weighted average remaining term to stated maturity of the Group 1 Mortgage Loans was approximately 349 months.

Geographic Distribution of the Mortgaged Properties for the Group 1 Mortgage Loans
Geographic Area	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Alabama	1	$112,425.78	0.07%	$112,425.78	7.125%	703	80.00%
Arizona	17	3,209,567.48	1.91	188,798.09	6.852	722	64.86
California	274	81,766,989.04	48.55	298,419.67	6.786	729	67.48
Colorado	17	3,788,095.15	2.25	222,829.13	6.887	742	72.89
Connecticut	4	685,571.55	0.41	171,392.89	6.906	706	66.32
Delaware	1	196,662.27	0.12	196,662.27	6.500	683	69.96
District of Columbia	1	155,327.99	0.09	155,327.99	6.875	712	49.68
Florida	60	13,411,695.32	7.96	223,528.26	6.857	719	73.86
Georgia	9	2,175,846.20	1.29	241,760.69	6.840	715	77.53
Hawaii	9	3,292,854.28	1.96	365,872.70	6.521	701	71.84
Idaho	1	271,000.00	0.16	271,000.00	6.250	768	62.30
Illinois	22	5,002,689.95	2.97	227,395.00	7.391	694	77.86
Indiana	2	326,005.00	0.19	163,002.50	6.505	711	84.80
Kansas	3	438,237.06	0.26	146,079.02	7.175	742	67.60
Maryland	27	7,918,308.02	4.70	293,270.67	6.778	703	70.75
Massachusetts	4	1,029,500.00	0.61	257,375.00	6.767	687	63.00
Michigan	14	2,781,738.70	1.65	198,695.62	6.702	759	74.84
Minnesota	6	1,253,027.36	0.74	208,837.89	7.158	721	71.36
Mississippi	1	246,000.00	0.15	246,000.00	6.625	676	79.35
Missouri	1	288,000.00	0.17	288,000.00	6.375	689	80.00
Montana	2	396,000.00	0.24	198,000.00	6.779	749	80.00
Nevada	20	4,216,717.60	2.50	210,835.88	7.031	729	70.37
New Jersey	25	7,094,263.31	4.21	283,770.53	6.998	718	67.24
New Mexico	8	1,093,960.94	0.65	136,745.12	7.140	734	64.49
New York	22	6,084,590.70	3.61	276,572.30	6.870	712	67.19
North Carolina	4	779,957.24	0.46	194,989.31	7.076	681	71.12
Ohio	3	575,011.91	0.34	191,670.64	6.764	730	76.78
Oregon	8	1,767,533.97	1.05	220,941.75	7.044	713	73.23
Pennsylvania	3	543,020.76	0.32	181,006.92	6.784	720	64.60
Rhode Island	1	195,845.20	0.12	195,845.20	7.625	648	67.24
South Carolina	4	698,171.29	0.41	174,542.82	6.856	668	78.19
Texas	5	1,154,953.97	0.69	230,990.79	6.591	733	68.67
Utah	2	591,920.00	0.35	295,960.00	6.442	693	80.00
Virginia	19	5,568,257.18	3.31	293,066.17	6.948	713	72.15
Washington	37	8,206,754.90	4.87	221,804.19	6.654	738	65.92
Wisconsin	5	1,099,723.85	0.65	219,944.77	7.295	723	75.22
Total	642	$168,416,223.97	100.00%

Mortgagors’ FICO Credit Scores for the Group 1 Mortgage Loans(1)
Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
621 – 640	6	$1,795,126.20	1.07%	$299,187.70	7.204%	640	69.82%
641 – 660	67	17,635,136.44	10.47	263,210.99	7.158	651	71.09
661 – 680	77	20,761,188.80	12.33	269,625.83	6.980	671	73.39
681 – 700	86	22,207,684.20	13.19	258,228.89	6.927	690	74.13
701 – 720	73	19,315,164.62	11.47	264,591.30	6.854	709	72.14
721 – 740	74	19,460,390.76	11.55	262,978.25	6.807	730	68.76
741 – 760	74	20,251,939.82	12.02	273,674.86	6.793	751	65.07
761 – 780	94	25,037,945.46	14.87	266,361.12	6.606	771	67.79
781 – 800	56	13,727,499.65	8.15	245,133.92	6.589	789	63.57
801 – 820	30	6,999,992.92	4.16	233,333.10	6.656	809	61.57
821 and above	5	1,224,155.10	0.73	244,831.02	6.648	827	59.07
Total	642	$168,416,223.97	100.00%
______________________
(1)	As of the Cut-off Date, the weighted average FICO Credit Score of the Group 1 Mortgage Loans was approximately 723.

Types of Mortgaged Properties for the Group 1 Mortgage Loans
Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Single Family Residence	427	$111,064,877.91	65.95%	$260,105.10	6.839%	724	69.24%
Planned Unit Development (PUD)	112	28,932,804.21	17.18	258,328.61	6.796	721	70.59
Low-rise Condominium	55	13,605,485.63	8.08	247,372.47	6.840	724	71.94
Two-Family Residence	25	8,267,800.61	4.91	330,712.02	6.897	711	66.03
Townhouse	12	3,344,710.48	1.99	278,725.87	6.980	726	66.61
Four-Family Residence	3	1,163,386.82	0.69	387,795.61	6.445	750	62.81
Three-Family Residence	3	1,135,127.86	0.67	378,375.95	6.673	765	55.75
High-rise Condominium	5	902,030.45	0.54	180,406.09	6.885	680	60.66
Total	642	$168,416,223.97	100.00%

Purposes of the Group 1 Mortgage Loans
Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Refinance (Cash Out)	347	$93,972,414.28	55.80%	$270,813.87	6.864%	721	68.67%
Refinance (Rate/Term)	193	49,600,649.81	29.45	256,998.19	6.762	723	69.89
Purchase	102	24,843,159.88	14.75	243,560.39	6.864	734	70.51
Total	642	$168,416,223.97	100.00%

Occupancy Types for the Group 1 Mortgage Loans(1)
Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Primary Home	526	$141,610,276.90	84.08%	$269,221.06	6.842%	720	70.48%
Investment	96	22,845,280.31	13.56	237,971.67	6.802	742	62.73
Secondary Home	20	3,960,666.76	2.35	198,033.34	6.737	726	65.12
Total	642	$168,416,223.97	100.00%
_______________________
(1)	Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Types for the Group 1 Mortgage Loans
Type of Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Full/Alternate	156	$36,242,230.78	21.52%	$232,321.99	6.817%	738	69.01%
FastForward	24	5,767,886.17	3.42	240,328.59	6.389	761	59.69
Bank Statement	5	1,347,725.72	0.80	269,545.14	6.854	714	59.32
Stated Income	457	125,058,381.30	74.26	273,650.72	6.859	717	69.94
Total	642	$168,416,223.97	100.00%

Loan Ages for the Group 1 Mortgage Loans(1)
Loan Age (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
0	338	$92,486,596.19	54.92%	$273,628.98	6.788%	720	71.23%
1 – 6	75	20,310,593.84	12.06	270,807.92	6.972	709	70.48
7 – 12	1	192,540.53	0.11	192,540.53	6.875	650	73.96
13 – 18	25	5,672,908.16	3.37	226,916.33	7.032	719	66.61
19 – 24	27	7,285,834.90	4.33	269,845.74	6.930	725	70.08
25 – 30	22	6,127,557.48	3.64	278,525.34	6.790	732	68.69
31 – 36	20	5,390,914.39	3.20	269,545.72	6.820	736	71.35
37 – 42	123	28,662,741.55	17.02	233,030.42	6.820	740	62.67
43 – 48	7	1,540,903.73	0.91	220,129.10	6.976	740	61.94
49 and above	4	745,633.20	0.44	186,408.30	6.951	746	69.94
Total	642	$168,416,223.97	100.00%
_________________________
(1)	As of the Cut-off Date, the weighted average loan age of the Group 1 Mortgage Loans was approximately 11 months.

Prepayment Charge Terms of the Group 1 Mortgage Loans
Prepayment Charge Term (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
12	87	$25,442,740.37	15.11%	$292,445.29	6.864%	730	68.42%
24	24	6,835,385.34	4.06	284,807.72	6.737	698	76.69
36	252	68,851,863.17	40.88	273,221.68	6.742	715	71.40
None	279	67,286,235.09	39.95	241,169.30	6.926	732	66.74
Total	642	$168,416,223.97	100.00%

Gross Margins for the Group 1 Mortgage Loans(1)
Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.501 – 3.000	641	$168,203,799.93	99.87%	$262,408.42	6.833%	723	69.29%
3.001 – 3.500	1	212,424.04	0.13	212,424.04	7.125	763	80.00
Total	642	$168,416,223.97	100.00%
__________________________
(1)	As of the Cut-off Date, the weighted average Gross Margin of the Group 1 Mortgage Loans was approximately 2.751%.

Months to Initial Rate Adjustment Date for the Group 1 Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
33	1	$179,816.56	0.11%	$179,816.56	6.875%	731	70.00%
34	1	349,530.49	0.21	349,530.49	6.375	705	76.65
35	5	1,496,599.35	0.89	299,319.87	6.985	737	72.58
36	10	2,826,693.00	1.68	282,669.30	6.960	712	75.85
37	2	677,600.00	0.40	338,800.00	6.894	707	80.00
57	1	195,845.20	0.12	195,845.20	7.625	648	67.24
58	78	20,324,167.20	12.07	260,566.25	6.991	722	68.66
59	211	51,839,394.32	30.78	245,684.33	6.851	730	66.11
60	254	68,844,540.69	40.88	271,041.50	6.817	718	71.01
61	15	4,112,126.00	2.44	274,141.73	6.698	730	72.34
82	3	587,131.11	0.35	195,710.37	6.760	707	79.56
83	4	957,143.55	0.57	239,285.89	6.810	721	55.78
84	51	14,157,636.50	8.41	277,600.72	6.646	728	71.17
85	6	1,868,000.00	1.11	311,333.33	6.698	706	67.16
Total	642	$168,416,223.97	100.00%

Months to Initial Payment Adjustment Date for the Group 1 Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
117	2	$375,661.76	0.22%	$187,830.88	7.266%	688	68.56%
118	82	21,260,828.80	12.62	259,278.40	6.974	721	69.09
119	220	54,293,137.22	32.24	246,786.99	6.854	730	66.10
120	338	92,486,596.19	54.92	273,628.98	6.788	720	71.23
Total	642	$168,416,223.97	100.00%

Maximum Mortgage Rates for the Group 1 Mortgage Loans(1)
Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
10.500 – 10.999	20	$5,255,436.71	3.12%	$262,771.84	5.875%	735	61.03%
11.000 – 11.499	79	22,800,141.79	13.54	288,609.39	6.215	732	68.22
11.500 – 11.999	305	76,409,065.85	45.37	250,521.53	6.716	740	66.74
12.000 – 12.499	161	42,668,824.11	25.34	265,023.75	7.125	704	71.93
12.500 – 12.999	65	17,871,754.31	10.61	274,950.07	7.569	690	76.03
13.000 – 13.499	9	2,434,979.07	1.45	270,553.23	7.508	690	78.48
13.500 – 13.999	3	976,022.13	0.58	325,340.71	7.829	694	78.37
Total	642	$168,416,223.97	100.00%
______________________
(1)	As of the Cut-off Date, the weighted average Maximum Mortgage Rate of the Group 1 Mortgage Loans was approximately 11.867%.

Payment Limits for the Group 1 Mortgage Loans(1)
Payment Limit (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
45	2	$412,114.26	0.24%	$206,057.13	7.144%	697	80.00%
50	108	29,848,323.53	17.72	276,373.37	6.854	722	72.18
55	475	123,664,387.21	73.43	260,346.08	6.849	724	68.56
60	49	12,457,059.04	7.40	254,225.69	6.656	722	69.52
65	6	1,602,634.60	0.95	267,105.77	6.527	732	63.91
70	2	431,705.33	0.26	215,852.67	7.105	653	87.06
Total	642	$168,416,223.97	100.00%
______________________
(1)	As of the Cut-off Date, the weighted average Payment Limit of the Group 1 Mortgage Loans was approximately 54.593%.

Negative Amortization Limits for the Group 1 Mortgage Loans
Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
110	230	$55,959,571.87	33.23%	$243,302.49	6.860%	735	65.74%
115	412	112,456,652.10	66.77	272,953.04	6.821	717	71.07
Total	642	$168,416,223.97	100.00%

Initial Periodic Rate Caps for the Group 1 Mortgage Loans (1)
Initial Periodic Rate Caps (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	19	$5,530,239.40	3.28%	$291,065.23	6.919%	718	75.33%
5.000	623	162,885,984.57	96.72	261,454.23	6.831	723	69.10
Total	642	$168,416,223.97	100.00%
_________________________
(1)	As of the Cut-off Date, the weighted average Initial Periodic Rate Cap of the Group 1 Mortgage Loans was approximately 4.901%.

Subsequent Periodic Rate Caps for the Group 1 Mortgage Loans
Subsequent Periodic Rate Caps (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	642	$168,416,223.97	100.00%	$262,330.57	6.834%	723	69.30%
Total	642	$168,416,223.97	100.00%

Origination Channels for the Group 1 Mortgage Loans
Origination Channel	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Consumer Direct	235	$57,540,390.48	34.17%	$244,852.73	6.846%	734	65.95%
Correspondent	111	28,301,341.94	16.80	254,967.04	6.984	716	70.00
Mortgage Professionals	296	82,574,491.55	49.03	278,967.88	6.773	718	71.39
Total	642	$168,416,223.97	100.00%

Loan Group 2 Mortgage Rates for the Group 2 Mortgage Loans(1)
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
5.501 – 6.000	35	$19,574,742.69	5.74%	$559,278.36	5.896%	734	70.18%
6.001 – 6.500	214	118,651,194.93	34.78	554,444.84	6.306	726	69.22
6.501 – 7.000	275	137,521,122.35	40.31	500,076.81	6.796	721	69.76
7.001 – 7.500	103	46,637,991.66	13.67	452,796.04	7.262	695	72.77
7.501 – 8.000	43	15,140,764.56	4.44	352,110.80	7.774	677	75.68
8.001 – 8.500	11	3,631,538.89	1.06	330,139.90	8.165	670	75.65
Total	681	$341,157,355.08	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average Mortgage Rate of the Group 2 Mortgage Loans was approximately 6.696% per annum.

Current Principal Balances for the Group 2 Mortgage Loans(1)
Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
50,000.01 – 100,000.00	1	$70,000.00	0.02%	$70,000.00	6.500%	792	46.05%
100,000.01 – 150,000.00	18	2,392,238.83	0.70	132,902.16	6.788	713	59.39
150,000.01 – 200,000.00	38	6,672,307.89	1.96	175,587.05	6.935	694	61.78
200,000.01 – 250,000.00	32	7,307,412.61	2.14	228,356.64	7.127	688	72.31
250,000.01 – 300,000.00	38	10,567,032.50	3.10	278,079.80	6.966	714	63.99
300,000.01 – 350,000.00	39	12,767,218.16	3.74	327,364.57	6.970	693	67.86
350,000.01 – 400,000.00	27	10,145,951.45	2.97	375,775.98	7.028	702	67.53
400,000.01 – 450,000.00	80	34,531,208.89	10.12	431,640.11	6.829	716	72.68
450,000.01 – 500,000.00	91	43,014,226.13	12.61	472,683.80	6.768	714	72.51
500,000.01 – 550,000.00	86	44,974,372.78	13.18	522,957.82	6.554	715	73.01
550,000.01 – 600,000.00	72	41,458,836.57	12.15	575,817.17	6.590	720	74.32
600,000.01 – 650,000.00	45	28,378,219.52	8.32	630,627.10	6.625	723	72.20
650,000.01 – 700,000.00	34	22,959,016.04	6.73	675,265.18	6.648	719	70.35
700,000.01 – 750,000.00	12	8,688,168.53	2.55	724,014.04	6.468	702	63.88
750,000.01 – 800,000.00	14	10,885,356.03	3.19	777,525.43	6.517	731	67.77
800,000.01 – 850,000.00	7	5,770,053.84	1.69	824,293.41	6.866	714	68.06
850,000.01 – 900,000.00	7	6,155,441.84	1.80	879,348.83	6.571	751	69.04
900,000.01 – 950,000.00	9	8,361,005.69	2.45	929,000.63	6.624	718	66.83
950,000.01 – 1,000,000.00	16	15,814,641.84	4.64	988,415.12	6.618	724	69.41
1,000,000.01 – 1,250,000.00	7	7,673,655.16	2.25	1,096,236.45	6.579	742	66.35
1,250,000.01 – 1,500,000.00	5	7,058,490.78	2.07	1,411,698.16	6.476	747	58.82
1,500,000.01 – 1,750,000.00	1	1,512,500.00	0.44	1,512,500.00	6.375	783	55.00
1,750,000.01 – 2,000,000.00	2	4,000,000.00	1.17	2,000,000.00	6.688	760	62.02
Total	681	$341,157,355.08	100.00%
____________________
(1)	As of the Cut-off Date, the average principal balance of the Group 2 Mortgage Loans was approximately $500,965.

Original Loan-to-Value Ratios for the Group 2 Mortgage Loans(1)
Range of Original Loan-to- Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
20.01 – 25.00	3	$820,132.66	0.24%	$273,377.55	6.234%	668	22.66%
25.01 – 30.00	1	150,000.00	0.04	150,000.00	6.500	645	29.70
30.01 – 35.00	6	1,908,245.87	0.56	318,040.98	6.409	732	33.09
35.01 – 40.00	4	1,039,386.55	0.30	259,846.64	6.783	743	37.43
40.01 – 45.00	13	5,329,870.38	1.56	409,990.03	6.697	748	42.49
45.01 – 50.00	24	11,267,965.64	3.30	469,498.57	6.514	741	47.34
50.01 – 55.00	18	9,728,134.93	2.85	540,451.94	6.557	713	52.75
55.01 – 60.00	49	23,257,906.95	6.82	474,651.16	6.637	717	57.63
60.01 – 65.00	68	38,660,388.01	11.33	568,535.12	6.520	724	63.26
65.01 – 70.00	100	53,775,758.36	15.76	537,757.58	6.664	719	68.24
70.01 – 75.00	129	60,783,735.93	17.82	471,191.75	6.920	704	73.74
75.01 – 80.00	262	133,759,610.04	39.21	510,532.86	6.699	719	79.20
90.01 – 95.00	4	676,219.76	0.20	169,054.94	6.874	661	94.55
Total	681	$341,157,355.08	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Group 2 Mortgage Loans was approximately 70.33%.

Original Term To Stated Maturity for the Group 2 Mortgage Loans
Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
360	681	$341,157,355.08	100.00%	$500,965.28	6.696%	718	70.33%
Total	681	$341,157,355.08	100.00%

Remaining Terms to Stated Maturity for the Group 2 Mortgage Loans(1)
Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
301 – 312	2	$2,111,798.50	0.62%	$1,055,899.25	6.750%	735	50.95%
313 – 324	49	18,735,510.11	5.49	382,357.35	6.810	747	66.81
325 – 336	57	30,742,825.94	9.01	539,347.82	6.777	729	69.38
337 – 348	26	12,063,548.51	3.54	463,982.64	6.929	718	67.47
349 – 360	547	277,503,672.02	81.34	507,319.33	6.669	714	70.94
Total	681	$341,157,355.08	100.00%
___________________
(1)	As of the Cut-off Date, the weighted average remaining term to stated maturity of the Group 2 Mortgage Loans was approximately 354 months.

Geographic Distribution of the Mortgaged Properties for the Group 2 Mortgage Loans
Geographic Area	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Arizona	10	$5,207,447.90	1.53%	$520,744.79	6.857%	692	68.62%
California	454	239,503,654.24	70.20	527,541.09	6.668	721	70.66
Colorado	5	1,545,493.59	0.45	309,098.72	6.752	732	66.24
Connecticut	2	1,114,521.06	0.33	557,260.53	6.995	741	79.16
District of Columbia	2	1,357,191.97	0.40	678,595.99	7.125	732	80.00
Florida	42	16,757,234.81	4.91	398,981.78	6.686	704	66.21
Georgia	6	3,480,266.27	1.02	580,044.38	6.646	719	73.11
Hawaii	5	3,843,606.88	1.13	768,721.38	6.503	718	63.06
Idaho	1	414,147.89	0.12	414,147.89	6.625	777	58.63
Illinois	10	3,463,085.89	1.02	346,308.59	7.406	670	75.81
Kentucky	1	320,000.00	0.09	320,000.00	7.375	723	66.67
Louisiana	1	1,228,318.01	0.36	1,228,318.01	6.375	701	61.50
Maine	1	188,000.00	0.06	188,000.00	7.250	621	80.00
Maryland	16	8,097,005.51	2.37	506,062.84	6.830	709	70.63
Massachusetts	3	872,845.42	0.26	290,948.47	7.420	674	75.78
Michigan	7	2,197,092.98	0.64	313,870.43	6.945	701	71.11
Minnesota	2	1,347,755.18	0.40	673,877.59	7.008	674	66.51
Missouri	1	123,000.00	0.04	123,000.00	7.875	727	75.00
Nevada	12	5,446,479.80	1.60	453,873.32	6.678	714	71.46
New Jersey	16	7,209,670.27	2.11	450,604.39	6.733	702	68.66
New Mexico	3	1,251,226.00	0.37	417,075.33	6.810	704	75.85
New York	27	13,644,870.82	4.00	505,365.59	6.656	710	66.65
North Carolina	4	1,945,481.09	0.57	486,370.27	6.594	751	74.57
Oregon	5	1,826,003.04	0.54	365,200.61	6.748	703	74.51
Pennsylvania	5	1,592,367.70	0.47	318,473.54	6.827	759	67.25
Rhode Island	2	1,092,890.55	0.32	546,445.28	7.250	702	78.22
South Carolina	2	990,833.07	0.29	495,416.54	6.956	729	75.32
Texas	1	245,742.26	0.07	245,742.26	6.625	748	65.53
Utah	1	424,000.00	0.12	424,000.00	6.875	678	38.55
Virginia	12	4,585,880.81	1.34	382,156.73	6.855	711	77.12
Washington	19	8,806,253.76	2.58	463,487.04	6.561	718	69.78
Wisconsin	3	1,034,988.31	0.30	344,996.10	7.048	741	76.28
Total	681	$341,157,355.08	100.00%

Mortgagors’ FICO Credit Scores for the Group 2 Mortgage Loans(1)
Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
620	1	$468,000.00	0.14%	$468,000.00	7.125%	620	80.00%
621 – 640	58	18,968,853.72	5.56	327,049.20	7.013	632	69.00
641 – 660	56	24,146,997.87	7.08	431,196.39	7.016	652	71.63
661 – 680	73	36,936,285.36	10.83	505,976.51	6.874	671	71.89
681 – 700	105	52,575,280.36	15.41	500,716.96	6.730	690	70.59
701 – 720	88	47,785,984.67	14.01	543,022.55	6.639	709	71.05
721 – 740	69	35,969,518.73	10.54	521,297.37	6.608	730	72.74
741 – 760	83	47,142,759.71	13.82	567,985.06	6.628	751	68.96
761 – 780	80	44,467,375.33	13.03	555,842.19	6.541	770	68.77
781 – 800	44	22,287,732.10	6.53	506,539.37	6.520	790	68.51
801 – 820	23	10,046,411.90	2.94	436,800.52	6.455	807	67.80
821 and above	1	362,155.33	0.11	362,155.33	6.625	834	63.17
Total	681	$341,157,355.08	100.00%
___________________
(1)	As of the Cut-off Date, the weighted average FICO Credit Score of the Group 2 Mortgage Loans was approximately 718.

Types of Mortgaged Properties for the Group 2 Mortgage Loans
Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Single Family Residence	488	$240,623,157.65	70.53%	$493,080.24	6.698%	715	70.36%
Planned Unit Development (PUD)	110	60,545,729.66	17.75	550,415.72	6.642	720	69.96
Low-rise Condominium	43	19,054,843.61	5.59	443,135.90	6.761	737	73.83
Two-Family Residence	22	12,325,043.65	3.61	560,229.26	6.714	718	64.34
Townhouse	11	5,235,776.85	1.53	475,979.71	6.852	739	72.33
High-rise Condominium	6	2,864,488.01	0.84	477,414.67	6.825	703	72.86
Cooperative	1	508,315.65	0.15	508,315.65	6.750	808	78.49
Total	681	$341,157,355.08	100.00%

Purposes of the Group 2 Mortgage Loans
Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Refinance (Cash Out)	374	$176,690,688.02	51.79%	$472,434.99	6.729%	716	67.29%
Refinance (Rate/Term)	220	114,254,930.17	33.49	519,340.59	6.646	714	73.01
Purchase	87	50,211,736.89	14.72	577,146.40	6.693	729	74.93
Total	681	$341,157,355.08	100.00%

Occupancy Types for the Group 2 Mortgage Loans(1)
Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Primary Home	663	$333,270,395.27	97.69%	$502,670.28	6.696%	717	70.52%
Investment	15	6,760,790.94	1.98	450,719.40	6.685	734	61.85
Secondary Home	3	1,126,168.87	0.33	375,389.62	6.676	764	66.54
Total	681	$341,157,355.08	100.00%
____________
(1)	Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Types for the Group 2 Mortgage Loans
Type of Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Full/Alternate	65	$31,038,758.01	9.10%	$477,519.35	6.569%	725	71.59%
FastForward	4	1,799,445.19	0.53	449,861.30	6.399	737	73.58
Bank Statement	3	2,311,698.86	0.68	770,566.29	6.841	767	63.44
Stated Income	395	225,212,055.45	66.01	570,157.10	6.682	715	72.32
No Income/No Asset	214	80,795,397.57	23.68	377,548.59	6.786	721	64.43
Total	681	$341,157,355.08	100.00%

Loan Ages for the Group 2 Mortgage Loans(1)
Loan Age (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
0	458	$230,275,010.64	67.50%	$502,783.87	6.649%	715	70.95%
1 – 6	89	47,228,661.38	13.84	530,659.12	6.765	710	70.93
13 – 18	17	7,618,437.09	2.23	448,143.36	6.994	716	66.00
19 – 24	13	6,512,946.28	1.91	500,995.87	6.871	719	70.19
25 – 30	39	20,547,387.59	6.02	526,856.09	6.767	735	69.16
31 – 36	14	8,127,603.49	2.38	580,543.11	6.747	719	69.63
37 – 42	45	17,528,183.00	5.14	389,515.18	6.811	744	66.32
43 – 48	4	1,207,327.11	0.35	301,831.78	6.797	801	73.91
49 and above	2	2,111,798.50	0.62	1,055,899.25	6.750	735	50.95
Total	681	$341,157,355.08	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average loan age of the Group 2 Mortgage Loans was approximately 6 months.

Prepayment Charge Terms of the Group 2 Mortgage Loans
Prepayment Charge Term (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
12	122	$68,280,089.19	20.01%	$559,672.86	6.666%	722	70.83%
24	38	18,349,131.19	5.38	482,871.87	6.661	702	71.32
36	317	146,758,823.92	43.02	462,961.59	6.637	708	70.73
None	204	107,769,310.78	31.59	528,280.94	6.801	731	69.30
Total	681	$341,157,355.08	100.00%

Gross Margins for the Group 2 Mortgage Loans(1)
Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.501 – 3.000	681	$341,157,355.08	100.00%	$500,965.28	6.696%	718	70.33%
Total	681	$341,157,355.08	100.00%
____________________
(1)	As of the Cut-off Date, the weighted average Gross Margin of the Group 2 Mortgage Loans was approximately 2.750%.

Months to Initial Rate Adjustment Date for the Group 2 Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
32	1	157,459.28	0.05%	$157,459.28	6.625%	698	80.00%
34	4	1,774,325.91	0.52	443,581.48	6.883	692	73.41
35	7	3,836,210.86	1.12	548,030.12	6.844	722	62.32
36	13	5,864,450.00	1.72	451,111.54	6.941	729	75.75
57	2	1,696,379.94	0.50	848,189.97	6.717	673	74.77
58	72	36,883,874.90	10.81	512,276.04	6.919	722	69.91
59	126	61,041,108.34	17.89	484,453.24	6.732	725	68.40
60	332	171,039,144.17	50.13	515,178.15	6.680	712	70.77
61	17	6,914,746.00	2.03	406,749.76	6.518	719	70.57
82	1	468,372.53	0.14	468,372.53	6.875	714	80.00
83	10	5,024,612.68	1.47	502,461.27	6.571	741	70.88
84	89	43,947,920.47	12.88	493,796.86	6.511	721	70.91
85	7	2,508,750.00	0.74	358,392.86	6.619	739	73.76
Total	681	$341,157,355.08	100.00%

Months to Initial Payment Adjustment Date for the Group 2 Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
116	1	$157,459.28	0.05%	$157,459.28	6.625%	698	80.00%
117	2	1,696,379.94	0.50	848,189.97	6.717	673	74.77
118	77	39,126,573.34	11.47	508,137.32	6.917	721	70.19
119	143	69,901,931.88	20.49	488,824.70	6.726	726	68.25
120	458	230,275,010.64	67.50	502,783.87	6.649	715	70.95
Total	681	$341,157,355.08	100.00%

Maximum Mortgage Rates for the Group 2 Mortgage Loans(1)
Range of Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
10.500 – 10.999	27	$15,201,275.67	4.46%	$563,010.21	5.875%	728	67.78%
11.000 – 11.499	146	83,669,339.50	24.53	573,077.67	6.213	731	70.44
11.500 – 11.999	305	153,622,530.99	45.03	503,680.43	6.698	722	69.32
12.000 – 12.499	119	57,454,194.57	16.84	482,808.36	7.122	702	70.78
12.500 – 12.999	58	21,240,359.38	6.23	366,213.09	7.545	686	75.78
13.000 – 13.499	20	7,775,272.24	2.28	388,763.61	7.683	697	75.21
13.500 – 13.999	3	1,340,897.46	0.39	446,965.82	7.500	687	71.55
14.000 – 14.499	3	853,485.27	0.25	284,495.09	8.164	651	75.53
Total	681	$341,157,355.08	100.00%
____________________
(1)	As of the Cut-off Date, the weighted average Maximum Mortgage Rate of the Group 2 Mortgage Loans was approximately 11.731%.

Payment Limits for the Group 2 Mortgage Loans(1)
Payment Limit (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
45	2	$1,137,776.62	0.33%	$568,888.31	6.724%	717	65.65%
50	118	65,978,451.00	19.34	559,139.42	6.718	717	72.11
55	419	211,516,383.21	62.00	504,812.37	6.708	718	70.17
60	112	51,379,830.31	15.06	458,748.48	6.654	715	70.06
65	30	11,144,913.94	3.27	371,497.13	6.526	726	64.61
Total	681	$341,157,355.08	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average Payment Limit of the Group 2 Mortgage Loans was approximately 55.079%.

Negative Amortization Limits for the Group 2 Mortgage Loans
Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
110	134	$63,653,683.06	18.66%	$475,027.49	6.815%	733	67.65%
115	547	277,503,672.02	81.34	507,319.33	6.669	714	70.94
Total	681	$341,157,355.08	100.00%

Initial Periodic Rate Caps for the Group 2 Mortgage Loans (1)
Initial Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	25	$11,632,446.05	3.41%	$465,297.84	6.896%	721	71.02%
5.000	656	329,524,909.03	96.59	502,324.56	6.689	718	70.31
Total	681	$341,157,355.08	100.00%
____________
(1)	As of the Cut-off Date, the weighted average Initial Periodic Rate Cap of the Group 2 Mortgage Loans was approximately 4.898%.

Subsequent Periodic Rate Caps for the Group 2 Mortgage Loans
Subsequent Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	681	$341,157,355.08	100.00%	$500,965.28	6.696%	718	70.33%
Total	681	$341,157,355.08	100.00%

Origination Channels for the Group 2 Mortgage Loans
Origination Channel	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Consumer Direct	144	$68,624,166.38	20.12%	$476,556.71	6.774%	732	67.64%
Correspondent	157	79,499,156.91	23.30	506,364.06	6.776	712	69.53
Mortgage Professionals	380	193,034,031.79	56.58	507,984.29	6.635	715	71.62
Total	681	$341,157,355.08	100.00%

Aggregate Mortgage Loans Mortgage Rates for the Mortgage Loans(1)
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
5.501 – 6.000	63	$27,248,929.40	5.35%	$432,522.69	5.899%	737	68.25%
6.001 – 6.500	340	153,643,992.03	30.15	451,894.09	6.313	728	68.70
6.501 – 7.000	595	218,274,260.69	42.83	366,847.50	6.802	726	69.18
7.001 – 7.500	225	79,203,691.39	15.54	352,016.41	7.273	695	72.99
7.501 – 8.000	89	27,571,166.65	5.41	309,788.39	7.765	681	75.94
8.001 – 8.500	11	3,631,538.89	0.71	330,139.90	8.165	670	75.65
Total	1,323	$509,573,579.05	100.00%
___________________
(1)	As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans was approximately 6.741% per annum.

Current Principal Balances for the Mortgage Loans(1)
Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
50,000.01 – 100,000.00	8	$670,949.17	0.13%	$83,868.65	6.854%	738	64.77%
100,000.01 – 150,000.00	91	11,682,256.61	2.29	128,376.45	6.811	724	60.42
150,000.01 – 200,000.00	133	23,490,632.46	4.61	176,621.30	6.870	721	65.21
200,000.01 – 250,000.00	162	36,881,504.01	7.24	227,663.61	6.900	716	67.65
250,000.01 – 300,000.00	156	42,982,699.60	8.44	275,530.13	6.869	716	68.77
300,000.01 – 350,000.00	137	44,640,162.00	8.76	325,840.60	6.856	717	69.79
350,000.01 – 400,000.00	112	42,094,995.06	8.26	375,848.17	6.928	720	70.71
400,000.01 – 450,000.00	106	45,302,441.45	8.89	427,381.52	6.793	718	72.68
450,000.01 – 500,000.00	95	44,939,895.42	8.82	473,051.53	6.779	713	72.50
500,000.01 – 550,000.00	91	47,580,657.43	9.34	522,864.37	6.563	714	73.05
550,000.01 – 600,000.00	73	42,050,836.57	8.25	576,038.86	6.590	719	74.40
600,000.01 – 650,000.00	45	28,378,219.52	5.57	630,627.10	6.625	723	72.20
650,000.01 – 700,000.00	34	22,959,016.04	4.51	675,265.18	6.648	719	70.35
700,000.01 – 750,000.00	12	8,688,168.53	1.70	724,014.04	6.468	702	63.88
750,000.01 – 800,000.00	14	10,885,356.03	2.14	777,525.43	6.517	731	67.77
800,000.01 – 850,000.00	7	5,770,053.84	1.13	824,293.41	6.866	714	68.06
850,000.01 – 900,000.00	7	6,155,441.84	1.21	879,348.83	6.571	751	69.04
900,000.01 – 950,000.00	9	8,361,005.69	1.64	929,000.63	6.624	718	66.83
950,000.01 – 1,000,000.00	16	15,814,641.84	3.10	988,415.12	6.618	724	69.41
1,000,000.01 – 1,250,000.00	7	7,673,655.16	1.51	1,096,236.45	6.579	742	66.35
1,250,000.01 – 1,500,000.00	5	7,058,490.78	1.39	1,411,698.16	6.476	747	58.82
1,500,000.01 – 1,750,000.00	1	1,512,500.00	0.30	1,512,500.00	6.375	783	55.00
1,750,000.01 – 2,000,000.00	2	4,000,000.00	0.78	2,000,000.00	6.688	760	62.02
Total	1,323	$509,573,579.05	100.00%
_______________
(1)	As of the Cut-off Date, the average principal balance of the Mortgage Loans was approximately $385,165.

Original Loan-to-Value Ratios for the Mortgage Loans(1)
Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
20.01 – 25.00	11	$2,238,619.65	0.44%	$203,510.88	6.269%	735	22.68%
25.01 – 30.00	3	638,415.73	0.13	212,805.24	6.611	738	27.67
30.01 – 35.00	13	3,264,192.38	0.64	251,091.72	6.487	732	33.51
35.01 – 40.00	18	4,099,913.64	0.80	227,772.98	6.773	756	37.32
40.01 – 45.00	28	8,594,071.41	1.69	306,931.12	6.650	739	42.78
45.01 – 50.00	49	17,115,997.03	3.36	349,306.06	6.493	742	47.63
50.01 – 55.00	58	18,605,238.49	3.65	320,779.97	6.569	731	52.70
55.01 – 60.00	99	36,047,786.57	7.07	364,119.06	6.671	725	57.74
60.01 – 65.00	117	52,180,691.95	10.24	445,988.82	6.572	723	63.12
65.01 – 70.00	184	74,659,089.77	14.65	405,755.92	6.725	722	68.21
70.01 – 75.00	209	82,466,070.85	16.18	394,574.50	6.927	707	73.60
75.01 – 80.00	521	207,235,041.61	40.67	397,764.00	6.776	717	79.22
80.01 – 85.00	3	678,210.33	0.13	226,070.11	6.799	686	82.77
85.01 – 90.00	5	969,614.88	0.19	193,922.98	6.876	671	89.20
90.01 – 95.00	5	780,624.76	0.15	156,124.95	6.791	669	94.61
Total	1,323	$509,573,579.05	100.00%
__________________
(1)	As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 69.99%.

Original Term To Stated Maturity for the Mortgage Loans
Original Term to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
360	1,323	$509,573,579.05	100.00%	$385,165.21	6.741%	720	69.99%
Total	1,323	$509,573,579.05	100.00%

Remaining Terms to Stated Maturity for the Mortgage Loans(1)
Remaining Terms to Stated Maturity (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
301 – 312	6	$2,857,431.70	0.56%	$476,238.62	6.803%	738	55.91%
313 – 324	183	50,248,039.71	9.86	274,579.45	6.818	742	64.39
325 – 336	101	42,585,570.35	8.36	421,639.31	6.792	731	69.57
337 – 348	74	23,922,213.17	4.69	323,273.15	6.956	719	68.03
349 – 360	959	389,960,324.12	76.53	406,632.25	6.712	715	70.98
Total	1,323	$509,573,579.05	100.00%
____________
(1)	As of the Cut-off Date, the weighted average remaining term to stated maturity of the Mortgage Loans was approximately 353 months.

Geographic Distribution of the Mortgaged Properties for the Mortgage Loans
Geographic Area	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Alabama	1	$112,425.78	0.02%	$112,425.78	7.125%	703	80.00%
Arizona	27	8,417,015.38	1.65	311,741.31	6.855	703	67.19
California	728	321,270,643.28	63.05	441,305.83	6.698	723	69.85
Colorado	22	5,333,588.74	1.05	242,435.85	6.848	739	70.97
Connecticut	6	1,800,092.61	0.35	300,015.44	6.961	728	74.27
Delaware	1	196,662.27	0.04	196,662.27	6.500	683	69.96
District of Columbia	3	1,512,519.96	0.30	504,173.32	7.099	730	76.89
Florida	102	30,168,930.13	5.92	295,773.82	6.762	710	69.61
Georgia	15	5,656,112.47	1.11	377,074.16	6.720	717	74.81
Hawaii	14	7,136,461.16	1.40	509,747.23	6.511	710	67.11
Idaho	2	685,147.89	0.13	342,573.95	6.477	773	60.08
Illinois	32	8,465,775.84	1.66	264,555.50	7.397	684	77.02
Indiana	2	326,005.00	0.06	163,002.50	6.505	711	84.80
Kansas	3	438,237.06	0.09	146,079.02	7.175	742	67.60
Kentucky	1	320,000.00	0.06	320,000.00	7.375	723	66.67
Louisiana	1	1,228,318.01	0.24	1,228,318.01	6.375	701	61.50
Maine	1	188,000.00	0.04	188,000.00	7.250	621	80.00
Maryland	43	16,015,313.53	3.14	372,449.15	6.804	706	70.69
Massachusetts	7	1,902,345.42	0.37	271,763.63	7.067	681	68.86
Michigan	21	4,978,831.68	0.98	237,087.22	6.809	734	73.19
Minnesota	8	2,600,782.54	0.51	325,097.82	7.080	697	68.85
Mississippi	1	246,000.00	0.05	246,000.00	6.625	676	79.35
Missouri	2	411,000.00	0.08	205,500.00	6.824	700	78.50
Montana	2	396,000.00	0.08	198,000.00	6.779	749	80.00
Nevada	32	9,663,197.40	1.90	301,974.92	6.832	720	70.99
New Jersey	41	14,303,933.58	2.81	348,876.43	6.864	710	67.95
New Mexico	11	2,345,186.94	0.46	213,198.81	6.964	718	70.55
New York	49	19,729,461.52	3.87	402,642.07	6.722	710	66.82
North Carolina	8	2,725,438.33	0.53	340,679.79	6.732	731	73.58
Ohio	3	575,011.91	0.11	191,670.64	6.764	730	76.78
Oregon	13	3,593,537.01	0.71	276,425.92	6.893	708	73.88
Pennsylvania	8	2,135,388.46	0.42	266,923.56	6.816	749	66.58
Rhode Island	3	1,288,735.75	0.25	429,578.58	7.307	694	76.55
South Carolina	6	1,689,004.36	0.33	281,500.73	6.915	704	76.51
Texas	6	1,400,696.23	0.27	233,449.37	6.597	735	68.12
Utah	3	1,015,920.00	0.20	338,640.00	6.623	687	62.70
Virginia	31	10,154,137.99	1.99	327,552.84	6.906	712	74.40
Washington	56	17,013,008.66	3.34	303,803.73	6.606	728	67.92
Wisconsin	8	2,134,712.16	0.42	266,839.02	7.175	732	75.73
Total	1,323	$509,573,579.05	100.00%

Mortgagors’ FICO Credit Scores for the Mortgage Loans(1)
Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
620	1	$468,000.00	0.09%	$468,000.00	7.125%	620	80.00%
621 – 640	64	20,763,979.92	4.07	324,437.19	7.029	633	69.07
641 – 660	123	41,782,134.31	8.20	339,692.15	7.076	652	71.40
661 – 680	150	57,697,474.16	11.32	384,649.83	6.912	671	72.43
681 – 700	191	74,782,964.56	14.68	391,533.85	6.788	690	71.64
701 – 720	161	67,101,149.29	13.17	416,777.32	6.701	709	71.36
721 – 740	143	55,429,909.49	10.88	387,621.74	6.678	730	71.34
741 – 760	157	67,394,699.53	13.23	429,265.60	6.678	751	67.79
761 – 780	174	69,505,320.79	13.64	399,455.87	6.564	770	68.42
781 – 800	100	36,015,231.75	7.07	360,152.32	6.546	790	66.63
801 – 820	53	17,046,404.82	3.35	321,630.28	6.538	807	65.24
821 or greater	6	1,586,310.43	0.31	264,385.07	6.643	829	60.00
Total	1,323	$509,573,579.05	100.00%
_______________________
(1)	As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans was approximately 720.

Types of Mortgaged Properties for the Mortgage Loans
Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Single Family Residence	915	$351,688,035.56	69.02%	$384,358.51	6.743%	718	70.01%
Planned Unit Development (PUD)	222	89,478,533.87	17.56	403,056.46	6.692	720	70.17
Low Rise Condominium	98	32,660,329.24	6.41	333,268.67	6.794	731	73.04
Two-Family Residence	47	20,592,844.26	4.04	438,145.62	6.788	715	65.02
Townhouse	23	8,580,487.33	1.68	373,064.67	6.902	734	70.10
High Rise Condominium	11	3,766,518.46	0.74	342,410.77	6.840	697	69.94
Four-Family Residence	3	1,163,386.82	0.23	387,795.61	6.445	750	62.81
Three-Family Residence	3	1,135,127.86	0.22	378,375.95	6.673	765	55.75
Cooperative	1	508,315.65	0.10	508,315.65	6.750	808	78.49
Total	1,323	$509,573,579.05	100.00%

Purposes of the Mortgage Loans
Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Refinance (Cash Out)	721	$270,663,102.30	53.12%	$375,399.59	6.776%	718	67.77%
Refinance (Rate/Term)	413	163,855,579.98	32.16	396,744.75	6.681	717	72.07
Purchase	189	75,054,896.77	14.73	397,115.86	6.749	731	73.47
Total	1,323	$509,573,579.05	100.00%

Occupancy Types for the Mortgage Loans(1)
Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Primary Home	1,189	$474,880,672.17	93.19%	$399,395.01	6.740%	718	70.50%
Investment	111	29,606,071.25	5.81	266,721.36	6.775	740	62.52
Secondary Home	23	5,086,835.63	1.00	221,166.77	6.723	735	65.43
Total	1,323	$509,573,579.05	100.00%
_______________________
(1)	Based upon representations of the related mortgagors at the time of origination.

Loan Documentation Types for the Mortgage Loans
Type of Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Full/Alternate	221	$67,280,988.79	13.20%	$304,438.86	6.702%	732	70.20%
FastForward	28	7,567,331.36	1.49	270,261.83	6.392	755	62.99
Bank Statement	8	3,659,424.58	0.72	457,428.07	6.846	747	61.92
Stated Income	852	350,270,436.75	68.74	411,115.54	6.745	716	71.47
No Income/No Asset	214	80,795,397.57	15.86	377,548.59	6.786	721	64.43
Total	1,323	$509,573,579.05	100.00%

Loan Ages for the Mortgage Loans(1)
Loan Age (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
0	796	$322,761,606.83	63.34%	$405,479.41	6.689%	716	71.03%
1 – 6	164	67,539,255.22	13.25	411,824.73	6.827	709	70.79
7 – 12	1	192,540.53	0.04	192,540.53	6.875	650	73.96
13 – 18	42	13,291,345.25	2.61	316,460.60	7.010	717	66.26
19 – 24	40	13,798,781.18	2.71	344,969.53	6.902	722	70.13
25 – 30	61	26,674,945.07	5.23	437,294.18	6.773	735	69.05
31 – 36	34	13,518,517.88	2.65	397,603.47	6.776	726	70.31
37 – 42	168	46,190,924.55	9.06	274,945.98	6.817	741	64.06
43 – 48	11	2,748,230.84	0.54	249,839.17	6.897	767	67.20
49 and above	6	2,857,431.70	0.56	476,238.62	6.803	738	55.91
Total	1,323	$509,573,579.05	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average loan age of the Mortgage Loans was approximately 7 months.

Prepayment Charge Terms of the Mortgage Loans
Prepayment Charge Term (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
12	209	$93,722,829.56	18.39%	$448,434.59	6.720%	724	70.17%
24	62	25,184,516.53	4.94	406,201.88	6.682	701	72.78
36	569	215,610,687.09	42.31	378,929.15	6.670	710	70.94
None	483	175,055,545.87	34.35	362,433.84	6.849	731	68.31
Total	1,323	$509,573,579.05	100.00%

Gross Margins for the Mortgage Loans(1)
Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.501 – 3.000	1,322	$509,361,155.01	99.96%	$385,295.88	6.741%	719	69.99%
3.001 – 3.500	1	212,424.04	0.04	212,424.04	7.125	763	80.00
Total	1,323	$509,573,579.05	100.00%
________________________
(1)	As of the Cut-off Date, the weighted average Gross Margin of the Mortgage Loans was approximately 2.750%.

Months to Initial Rate Adjustment Date for the Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
32	1	$157,459.28	0.03%	$157,459.28	6.625%	698	80.00%
33	1	179,816.56	0.04	179,816.56	6.875	731	70.00
34	5	2,123,856.40	0.42	424,771.28	6.799	694	73.94
35	12	5,332,810.21	1.05	444,400.85	6.883	726	65.20
36	23	8,691,143.00	1.71	377,875.78	6.947	723	75.78
37	2	677,600.00	0.13	338,800.00	6.894	707	80.00
57	3	1,892,225.14	0.37	630,741.71	6.811	671	73.99
58	150	57,208,042.10	11.23	381,386.95	6.945	722	69.47
59	337	112,880,502.66	22.15	334,956.98	6.786	727	67.35
60	586	239,883,684.86	47.08	409,357.82	6.719	714	70.84
61	32	11,026,872.00	2.16	344,589.75	6.585	723	71.23
82	4	1,055,503.64	0.21	263,875.91	6.811	710	79.75
83	14	5,981,756.23	1.17	427,268.30	6.609	737	68.46
84	140	58,105,556.97	11.40	415,039.69	6.544	723	70.98
85	13	4,376,750.00	0.86	336,673.08	6.652	725	70.94
Total	1,323	$509,573,579.05	100.00%

Months to Initial Payment Adjustment Date for the Mortgage Loans
Range of Months to Initial Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
116	1	$157,459.28	0.03%	$157,459.28	6.625%	698	80.00%
117	4	2,072,041.70	0.41	518,010.43	6.816	676	73.64
118	159	60,387,402.14	11.85	379,794.98	6.937	721	69.80
119	363	124,195,069.10	24.37	342,135.18	6.782	728	67.31
120	796	322,761,606.83	63.34	405,479.41	6.689	716	71.03
Total	1,323	$509,573,579.05	100.00%

Maximum Mortgage Rates for the Mortgage Loans(1)
Range of Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
10.500 – 10.999	47	$20,456,712.38	4.01%	$435,249.20	5.875%	730	66.04%
11.000 – 11.499	225	106,469,481.29	20.89	473,197.69	6.214	731	69.97
11.500 – 11.999	610	230,031,596.84	45.14	377,100.98	6.704	727	68.46
12.000 – 12.499	280	100,123,018.68	19.65	357,582.21	7.123	703	71.27
12.500 – 12.999	123	39,112,113.69	7.68	317,984.66	7.556	688	75.89
13.000 – 13.499	29	10,210,251.31	2.00	352,077.63	7.641	695	75.99
13.500 – 13.999	6	2,316,919.59	0.45	386,153.27	7.639	690	74.42
14.000 – 14.499	3	853,485.27	0.17	284,495.09	8.164	651	75.53
Total	1,323	$509,573,579.05	100.00%
__________________
(1)	As of the Cut-off Date, the weighted average Maximum Mortgage Rate of the Mortgage Loans was approximately 11.776%.

Payment Limits for the Mortgage Loans(1)
Payment Limit (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
45	4	$1,549,890.88	0.30%	$387,472.72	6.835%	712	69.46%
50	226	95,826,774.53	18.81	424,012.28	6.761	718	72.13
55	894	335,180,770.42	65.78	374,922.56	6.760	720	69.57
60	161	63,836,889.35	12.53	396,502.42	6.654	717	69.95
65	36	12,747,548.54	2.50	354,098.57	6.526	727	64.52
70	2	431,705.33	0.08	215,852.67	7.105	653	87.06
Total	1,323	$509,573,579.05	100.00%
______________________
(1)	As of the Cut-off Date, the weighted average Payment Limit of the Mortgage Loans was approximately 54.919%.

Negative Amortization Limits for the Mortgage Loans
Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
110	364	$119,613,254.93	23.47%	$328,607.84	6.836%	734	66.76%
115	959	389,960,324.12	76.53	406,632.25	6.712	715	70.98
Total	1,323	$509,573,579.05	100.00%

Initial Periodic Rate Caps for the Mortgage Loans (1)
Initial Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	44	$17,162,685.45	3.37%	$390,061.03	6.903%	720	72.41%
5.000	1,279	492,410,893.60	96.63	384,996.79	6.736	719	69.91
Total	1,323	$509,573,579.05	100.00%
_____________________
(1)	As of the Cut-off Date, the weighted average Initial Periodic Rate Cap of the Mortgage Loans was approximately 4.899%.

Subsequent Periodic Rate Caps for the Mortgage Loans
Subsequent Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
2.000	1,323	$509,573,579.05	100.00%	$385,165.21	6.741%	720	69.99%
Total	1,323	$509,573,579.05	100.00%

Origination Channels for the Mortgage Loans
Origination Channel	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Mortgage Rate	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio
Consumer Direct	379	$126,164,556.86	24.76%	$332,888.01	6.807%	733	66.87%
Correspondent	268	107,800,498.85	21.16	402,240.67	6.831	713	69.66
Mortgage Professionals	676	275,608,523.34	54.09	407,704.92	6.676	716	71.55
Total	1,323	$509,573,579.05	100.00%

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the pooling and servicing agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference.  We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.  The certificates represent undivided beneficial ownership interests in the issuing entity only and do not represent an interest in or obligation of IndyMac MBS, Inc., IndyMac Bank, F.S.B. or any of their affiliates.  In addition, the LIBOR Certificates will represent the rights to receive certain payments from (x) a trust referred to as the supplemental interest trust, the primary asset of which will be the supplemental interest trustee’s rights under the Corridor Contract and (x) a trust referred to as the swap trust, the primary asset of which will be the swap trustee’s rights under the Swap Contract.

The Mortgage Pass-Through Certificates, Series 2007-FLX4 will consist of the Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, the Class P, Class C and Class L Certificates.  Only the classes of certificates listed on the cover page are offered by this free writing prospectus.  The Class P, Class C and Class L Certificates (which are sometimes referred to in this free writing prospectus as the “private certificates”) are not offered by this free writing prospectus.

When describing the offered certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3 and Class A-R Certificates

Group 1 Senior Certificates	Class 1-A-1, Class 1-A-2 and Class A-R Certificates

Group 2 Senior Certificates	Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

LIBOR Certificates	Senior Certificates (other than the Residual Certificates) and the Subordinated Certificates

Offered Certificates	Senior and Subordinated Certificates

Residual Certificates	Class A-R Certificates

Private Certificates	Class P, Class C and Class L Certificates

The certificates are generally referred to as the following types:

Class	Type

Class 1-A-1 Certificates:	Senior/Super Senior/Floating Pass-Through Rate

Class 1-A-2 Certificates:	Senior/Support/Floating Pass-Through Rate

Class 2-A-1 Certificates:	Senior/Super Senior/Floating Pass-Through Rate

Class 2-A-2 Certificates:	Senior/Support/Super Senior/Floating Pass-Through Rate

Class 2-A-3 Certificates:	Senior/Support/Floating Pass-Through Rate

Class A-R Certificates:	Senior/REMIC Residual

Subordinated Certificates:	Subordinate/ Floating Pass-Through Rate

Class P Certificates	Prepayment Charges

Class C Certificates:	Residual

Class L Certificates	Late Payment Fees

The Private Certificates are not offered by this free writing prospectus.  The Private Certificates will not bear interest.  The Class L Certificates will be entitled to all late payment fees, and the Class P Certificates will be entitled to all prepayment charges, received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the offered certificates.  The Class C Certificates will be entitled to receive any excess cashflow from the mortgage loans after all required distributions are made on the offered certificates.  Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates.  The initial Class Certificate Balances of the Offered Certificates are set forth on the cover page of this free writing prospectus.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates as of any Distribution Date is the initial Class Certificate Balance of that class reduced by the sum of

•	all amounts previously distributed to holders of certificates of that class as distributions of principal; and

•	the amount of Applied Realized Loss Amounts allocated to that class,

and, increased by

•	the amount of Net Deferred Interest allocated to that class,

provided, however, to the extent Applied Realized Loss Amounts have been allocated to the Class Certificate Balance of any class of certificates, its Class Certificate Balance will be increased on each Distribution Date sequentially by class in the order of distribution priority by the amount of Subsequent Recoveries (if any) on the Mortgage Loans in the related loan group or loan groups collected during the period beginning on the second day of the calendar month preceding the calendar month in which that Distribution Date occurs and ending on the Due Date in the month in which that Distribution Date occurs (but not by more than the amount of the Unpaid Realized Loss Amount for that class).  After such allocation, a corresponding decrease will be made on that Distribution Date to the Unpaid Realized Loss Amount for any class that had its Class Certificate Balance increased by such allocation of Subsequent Recoveries.

Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount for a loan group and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal distributions on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above.  Additionally, holders of those certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any Interest Accrual Period preceding the Distribution Date on which such increase occurs.

Book-Entry Certificates

The Offered Certificates (other than the Residual Certificates) will be book-entry certificates (the “Book-Entry Certificates”).  The Residual Certificates will be issued as a single certificate in fully registered certificated form.  Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through The Depository Trust Company (“DTC”) in the United States, or, upon request, through Clearstream, Luxembourg (as defined in this free writing prospectus) or the Euroclear System (“Euroclear”) in Europe , if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Book-Entry Certificates will be issued in one or more certificates that equal the aggregate Class Certificate Balance of the Offered Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream Banking’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the “Relevant Depositary” and collectively the “European Depositaries”). Investors may hold such beneficial interests in the Book-Entry Certificates in minimum denominations representing Class Certificate Balances of $25,000 for the senior certificates (other than the Residual Certificates) and of $100,000 for the subordinated certificates and integral multiples of $1,000 in excess thereof.  One investor of each class of Book-Entry Certificates may hold a beneficial interest therein that is not an integral multiple of $1,000.  Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such offered certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the Offered Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.

The Certificate Owner’s ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the Certificate Owner’s account for such purpose. In turn, the Financial Intermediary’s ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the Certificate Owner’s Financial Intermediary is not a Participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

Certificate Owners will receive all distributions of principal of, and interest on, the Offered Certificates from the trustee through DTC and Participants. While the Offered Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Offered Certificates and is required to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”), with whom Certificate Owners have accounts with respect to Offered Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the Offered Certificates, except under the limited circumstances described below. Unless and until

Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of Offered Certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the DTC Rules and in accordance with DTC’s normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Transfers between Participants will occur in accordance with DTC Rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the DTC Rules.

Clearstream Banking, société anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), was incorporated in 1970 as “Clearstream, Luxembourg S.A.” a company with limited liability under Luxembourg law (a société anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank’s parent company, Clearstream, Luxembourg International, société anonyme (“CI”) merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG (“DBC”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, société anonyme (“New CI”), which is 50% owned by CI and 50% owned by DBC’s parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International’s stock.

Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is “Clearstream” With effect from January 14, 2000 New CI has been renamed “Clearstream International, société anonyme.” On January 18, 2000, Cedelbank was renamed “Clearstream Banking, société anonyme” and Clearstream, Luxembourg Global Services was renamed “Clearstream Services, société anonyme.”

On January 17, 2000 DBC was renamed “Clearstream Banking AG.” This means that there are now two entities in the corporate group headed by Clearstream International which share the name “Clearstream Banking,” the entity previously named “Cedelbank” and the entity previously named “Deutsche Borse Clearing AG.”

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates.  Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, “CSSF,” which supervises Luxembourg banks. Clearstream, Luxembourg’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations.  Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC.  DTC will be responsible for crediting the amount of such payments to the accounts of the applicable Participants in accordance with DTC’s normal procedures. Each Participant will be responsible for disbursing such payments to the

Certificate Owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Certificate Owners that it represents.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to Offered Certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations.  Because DTC can only act on behalf of Financial Intermediaries, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

Monthly and annual reports on the issuing entity provided by the trustee to Cede & Co., as nominee of DTC, may be made available to Certificate Owners upon request, in accordance with the DTC Rules and the rules, regulations and procedures creating and affecting the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such Certificate Owners are credited.

DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

Definitive Certificates will be issued to Certificate Owners, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor, or (b) after the occurrence of an event of default under the pooling and servicing agreement), beneficial owners having not less than 51% of the Voting Rights evidenced by the Offered Certificates advise the trustee and DTC through the Financial Intermediaries and the Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related Offered Certificates under the pooling and servicing agreement.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Payments on Mortgage Loans; Accounts

On or before the closing date, the Servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders.  The Servicer will deposit or cause to be deposited in the Certificate Account all amounts required to be deposited in it under the pooling and servicing agreement.  The Servicer may withdraw funds from the Certificate Account for purposes set forth in the pooling and servicing agreement.  On or before the closing date, the trustee will establish an account (the “Distribution Account”), which will be maintained with the trustee in trust for the benefit of the certificateholders.  On or prior to the business day immediately preceding each Distribution Date, the Servicer will withdraw from the Certificate Account the amount of the Interest Remittance Amount and the Principal Remittance Amount for that Distribution Date, the prepayment charges and late payment fees and will deposit such amounts in the Distribution Account.  The holders of the Class L Certificates will be entitled to all late payment fees, and the holders of the Class P Certificates will be entitled to all prepayment charges, received on the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other certificates.  There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Distribution Date, the Servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the such Distribution Date.  The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Servicer.

The Swap Account

The trustee, in its capacity as trustee of the swap trust (the “swap trust” and the trustee, in such capacity, the “swap trustee”), will establish and maintain one account as part of the swap trust, the Swap Account (the “Swap Account”) on behalf of the holders of the LIBOR Certificates and the Swap Counterparty.

With respect to each Distribution Date, the trustee will deposit into the Swap Account any portion of the Interest Funds for that Distribution Date (and, if necessary, any portion of the Principal Remittance Amount for that Distribution Date) that are to be remitted to the swap trustee for payment to the Swap Counterparty or any amounts received from the Swap Counterparty, as the case may be depending on whether a Net Swap Payment is due to the Swap Counterparty or from the Swap Counterparty, as described below under “— The Swap Contract.”  With respect to each Distribution Date, following the deposit to the Swap Account described in the preceding sentence, the swap trustee will make either a corresponding withdrawal from the Swap Account for payment to the Swap Counterparty or distribution to the holders of the LIBOR Certificates, as the case may be depending on whether a Net Swap Payment is due to the Swap Counterparty or from the Swap Counterparty.

Investments of Amounts Held in Accounts

The Certificate Account.  All funds in the Certificate Account may be invested in permitted investments at the direction of the Servicer.  All income and gain net of any losses realized will be for the benefit of the Servicer as additional servicing compensation and will be remitted to it monthly as described in this free writing prospectus.

The amount of any losses incurred in the Certificate Account in respect of the investments will be deposited by the Servicer in the Certificate Account out of the Servicer’s own funds immediately as realized.  The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account and made in accordance with the pooling and servicing agreement.

The Distribution Account, Swap Account, Supplemental Interest Reserve Fund and Carryover Reserve Fund.  Funds in the Distribution Account, the Swap Account, the Supplemental Interest Reserve Fund and the Carryover Reserve Fund will not be invested.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Servicing Fee / Servicer	0.375% per annum of the Stated Principal Balance of each Mortgage Loan (3)	Compensation	Interest collected with respect to each Mortgage Loan and any Liquidation Proceeds or Subsequent Recoveries that are allocable to accrued and unpaid interest (4)	Monthly
Additional Servicing Compensation / Servicer	• Prepayment Interest Excess (5)	Compensation	Interest collections with respect to certain Mortgage Loans prepaid in full	Time to time
	• All assumption fees and other similar charges (excluding prepayment charges and late payment fees)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account.	Compensation	Investment income related to the Certificate Account	Monthly
	• Excess Proceeds	Compensation	Liquidation Proceeds and Subsequent Recoveries	Time to time
Trustee Fee / Trustee	0.0065% per annum of the Stated Principal Balance of each Mortgage Loan	Compensation	Interest Remittance Amount	Monthly
Expenses
Insurance expenses / Servicer	Expenses incurred by the Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time
Advances / Servicer	To the extent of funds available, the amount of any Advances.	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)
Time to time
Indemnification expenses / the Seller, the Servicer, the Depositor and the NIM Insurer	Amounts for which the seller, the Servicer, the NIM Insurer and the depositor are entitled to indemnification(7)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Time to time

(1)
If the trustee succeeds to the position of Servicer, it will be entitled to receive the same fees and expenses of the Servicer described in this free writing prospectus.  Any change to the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Servicer in the case of amounts owed to the Servicer) prior to distributions on the certificates.

(3)	The amount of the monthly Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)
The Servicing Fee is payable from interest collections on the Mortgage Loans, but may be paid from any other amounts on deposit in the Certificate Account, if interest collections are insufficient to pay the Servicing Fee.

(5)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceeds the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(6)
Reimbursement of advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the seller, the Servicer and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if such day is not a business day, on the first business day thereafter, commencing in June 2007 (each, a “Distribution Date”), to the persons in whose names such certificates are registered at the close of business on the Record Date.  The “Record Date” for (a) the LIBOR Certificates, as long as these certificates are Book-Entry Certificates, is the business day immediately prior to that Distribution Date and (b) any Definitive Certificates is the last business day of the month immediately preceding the month of that Distribution Date.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled thereto as it appears on the certificate register or in the case of a certificateholder who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of such certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of such certificates at the corporate trust office of the trustee.

On each Distribution Date, the Trustee will withdraw all prepayment charges and late payments fees in the Distribution Account and distribute them to the Class P and Class L Certificates, respectively.

The “Interest Remittance Amount” for any Distribution Date and loan group is equal to:

(a)           the sum, without duplication, of:

(1)           all interest on the Mortgage Loans in that loan group due on the related Due Date and received on or prior to the related Determination Date, less the Servicing Fees related to the Mortgage Loans in that loan group,

(2)           all interest on prepayments on the Mortgage Loans in that loan group, other than Prepayment Interest Excess,

(3)           all advances relating to interest in respect of the Mortgage Loans in that loan group with respect to payments not paid by the related Determination Date,

(4)           amounts paid by the Servicer in respect of Compensating Interest for that loan group, and

(5)           liquidation proceeds on the Mortgage Loans in that loan group received during the related Prepayment Period (to the extent such liquidation proceeds relate to interest),

minus

(b)           all advances in respect of the Mortgage Loans in that loan group relating to interest and certain expenses reimbursed since the prior Due Date,

plus

(c)           the lesser of (i) the Principal Prepayment Amount for that loan group for that Distribution Date and (ii) the aggregate Deferred Interest for that loan group for that Distribution Date.

The “Principal Remittance Amount” for any Distribution Date and loan group is equal to the following (but not less than zero):

(a)           the sum, without duplication, of:

(1)           the principal collected on the Mortgage Loans in that loan group with respect to the related Due Date and any principal prepayments not constituting Net Prepayments and any advances with respect to payments on the Mortgage Loans in that Loan Group not received by the related Determination Date,

(2)           the Net Prepayments for that loan group and Distribution Date;

(3)           the Stated Principal Balance of each Mortgage Loan in that loan group that was repurchased by the seller or purchased by the Servicer with respect to that Distribution Date;

(4)           any Substitution Adjustment Amounts in respect of Mortgage Loans in that loan group, and

(5)           all liquidation proceeds in respect of Mortgage Loans (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries in respect of Mortgage Loans in that loan group received during the related Prepayment Period minus

(b)           all non-recoverable advances relating to principal on the Mortgage Loans in that loan group and certain expenses reimbursed since the prior Due Date.

“Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the Servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the Cut-off Date occurs), all amounts paid by the related mortgagor in respect of interest on such principal prepayment.

Interest

General.  On each Distribution Date, the interest distributable with respect to the LIBOR Certificates is the Current Interest for that Distribution Date and any Interest Carry Forward Amount for that Distribution Date.  The Residual Certificates will not bear interest.

The Pass-Through Rates for the LIBOR Certificates are variable rates that may change from Distribution Date to Distribution Date.  Additionally, the Pass-Through Rates for the LIBOR Certificates are subject to increase after the first possible Optional Termination Date.  On each Distribution Date, the Pass-Through Rate for each class of LIBOR Certificates will be subject to the related Available Funds Rate.  If on any Distribution Date, the Pass-Through Rate for a class of LIBOR Certificates is based on the related Available Funds Rate, each holder of the applicable certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) and to the extent described in this free writing prospectus under “— Overcollateralization Provisions” and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract and the Swap Contract that are available for that purpose.

Distributions of  Interest Funds.  On each Distribution Date, the  Interest Funds for that Distribution Date are required to be distributed in the following priority, until such  Interest Funds have been fully distributed:

first, the Interest Funds related to a loan group will be distributed in the following priority:

(i)           to the Swap Account, the related Swap Allocation Percentage of the amount of any Net Swap Payment and Swap Termination Payments (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty under the Swap Contract with respect to that Distribution Date;

(ii)           concurrently, to each class of interest-bearing Senior Certificates related to that loan group, pro rata, the Current Interest and Interest Carry Forward Amount for each such class and that Distribution Date;

second, the Interest Funds remaining undistributed from each loan group will be aggregated and distributed as follows:

(i)           concurrently, to each class of interest-bearing Senior Certificates, pro rata, based on their respective entitlements for that Distribution Date, Current Interest and any Interest Carry Forward Amount remaining unpaid;

(ii)           sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, based on the Current Interest and Interest Carry Forward Amount for each such class and that Distribution Date, the unpaid Current Interest and the Interest Carry Forward Amount for each such class; and

(iii)           for application as part of the Excess Cashflow for that Distribution Date, as described under “Overcollateralization Provisions” below, any such Interest Funds remaining undistributed for that Distribution Date.

Pass-Through Rates.  The classes of certificates will have the respective pass-through rates described below (each, a “Pass-Through Rate”).

LIBOR Certificates.

The Pass-Through Rate with respect to each Interest Accrual Period and each class of LIBOR Certificates will be a per annum rate equal to the lesser of:

(1)           one-month LIBOR for that Interest Accrual Period (calculated as described below under “— Calculation of LIBOR”) plus the Pass-Through Margin for that class and Interest Accrual Period, and

(2)           the related Available Funds Rate for that Distribution Date.

The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

Class of LIBOR Certificates	Pass-Through Margin
	(1)	(2)
Class 1-A-1	0.200%	0.400%
Class 1-A-2	0.250%	0.500%
Class 2-A-1	0.180%	0.360%
Class 2-A-2	0.250%	0.500%
Class 2-A-3	0.300%	0.600%
Class M-1	0.500%	0.750%
Class M-2	0.550%	0.825%
Class M-3	0.750%	1.125%
Class M-4	1.000%	1.500%
Class M-5	1.000%	1.500%
Class M-6	1.000%	1.500%
Class M-7	1.000%	1.500%
Class M-8	1.000%	1.500%
Class M-9	1.000%	1.500%

(1)	For the Interest Accrual Period related to any Distribution Date occurring on or prior to the first possible Optional Termination Date.
(2)	For the Interest Accrual Period related to any Distribution Date occurring after the first possible Optional Termination Date.

Definitions Related to Interest Calculations.

“Adjusted Net Mortgage Rate”, with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date in the prior month minus the Expense Fee Rate.

The “Available Funds Rate” for each Distribution Date is as follows:

•
with respect to the Group 1 Senior Certificates, a rate equal to the product of (i) the excess of (A) the product of (x) the Interest Funds for loan group 1 for that Distribution Date and (y) a fraction the numerator of which is 12 and the denominator of which is the aggregate Stated Principal Balance of the Group 1 Mortgage Loans as of the Due Date in the month preceding the month of such Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over (B) the Swap Adjustment Rate, and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period;

•
with respect to the Group 2 Senior Certificates, a rate equal to the product of (i) the excess of (A) the product of (x) the Interest Funds for loan group 2 for that Distribution Date and (y) a fraction the numerator of which is 12 and the denominator of which is the aggregate Stated Principal Balance of the Group 2 Mortgage Loans as of the Due Date in the month preceding the month of such Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over (B) the Swap Adjustment Rate, and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period; and

•
with respect to the Subordinated Certificates, a rate equal to the weighted average of the Available Funds Rate for the Group 1 Senior Certificates and the Group 2 Senior Certificates, in each case, weighted on the basis of the excess of the aggregate Stated Principal Balance of the Group 1 Mortgage Loans and the Group 2 Mortgage Loans, if any, respectively, in each case as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), over the aggregate Class Certificate Balance of the Group 1 Senior Certificates and the aggregate Class Certificate Balance of the Group 2 Senior Certificates, respectively, immediately prior to such Distribution Date.

“Current Interest” with respect to each class of LIBOR Certificates and each Distribution Date, is (x) the interest accrued at the applicable Pass-Through Rate for the applicable Interest Accrual Period on the Class Certificate Balance of that class immediately prior to that Distribution Date minus (y) the Net Interest Shortfalls allocated to that class.

The “Interest Accrual Period” for each class of LIBOR Certificates and for any Distribution Date, will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the Closing Date, in the case of the first Distribution Date) and ending on the day preceding that Distribution Date.  Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Interest Accrual Period.

“Interest Carry Forward Amount,” with respect to each class of LIBOR Certificates and each Distribution Date, is the sum of :

(i)           the excess of:

(a)	Current Interest for that class with respect to prior Distribution Dates, over

(b)	the amount actually distributed to that class with respect to interest on prior Distribution Dates; and

(ii)           interest for the applicable Interest Accrual Period on the amount described above based on the Pass-Through Rate for the applicable class of LIBOR Certificates.

The “Interest Funds” for any Distribution Date and loan group are equal to the Interest Remittance Amount for that loan group minus the portion of the Trustee Fee allocable the related Mortgage Loans for that Distribution Date.

The “net prepayment interest shortfall” with respect to any Distribution Date and loan group is the amount by which the aggregate of the prepayment interest shortfalls experienced by the Mortgage Loans in that loan group during the related Prepayment Period exceeds the sum of the (x) the Compensating Interest for that loan group for that Distribution Date and (y) the excess, if any, of the Compensating Interest for the other loan group over the prepayment interest shortfalls for that loan group and Distribution Date.

The “Net Interest Shortfall” with respect to any Distribution Date and loan group is equal to the sum of:

•	any net prepayment interest shortfalls for that loan group and Distribution Date and

•
the amount of interest that would otherwise have been received with respect to any Mortgage Loan in a loan group that was the subject of a Relief Act Reduction to the extent not covered by Excess Cashflow.

The “Net Rate Carryover” for a class of Offered Certificates on any Distribution Date is the excess of:

(1)           the amount of interest that class would have accrued for that Distribution Date had the Pass-Through Rate for that class and the related Interest Accrual Period been calculated based on the lesser of:  (A) LIBOR plus the applicable Pass-Through Margin; and (B) the sum of (i) the related Available Funds Rate and (ii) the product of (AA) a fraction the numerator of which is 360 and the denominator of which is the actual number of days in the related Interest Accrual Period and (BB) the sum of (a) a fraction the numerator of which is an amount equal to any payments received under the Corridor Contract and the denominator of which is the aggregate Class Certificate Balance of the Certificates immediately prior to such Distribution Date, and (b) a fraction the numerator of which is the Net Swap Payments owed by the Swap Counterparty for such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the immediately preceding Distribution Date;

over

(2)           the amount of interest that class accrued on that Distribution Date based on the related Available Funds Rate,

plus the unpaid portion of any excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the related Available Funds Rate).

The “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of a Prepayment Period occurring in the month prior to the month of the applicable Distribution Date is less than one month’s interest at the related Mortgage Rate, net of the servicing fee rate, on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or any similar state or local laws.

The “Swap Adjustment Rate” for each Distribution Date and each loan group is the product of (I) a fraction, expressed as a percentage, (A) the numerator of which is the product of (1) the product of (i) the sum of (a)

the Net Swap Payment and (b) any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) and (ii) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Interest Accrual Period and (2) the Swap Allocation Percentage for that loan group and (B) the denominator of which is the aggregate stated Principal Balance of the Mortgage Loans in that loan group as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), and (II) 12.

The “Swap Allocation Percentage” for any Distribution Date and loan group is be a fraction the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans in that loan group as of the Due Date in the month prior to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and the denominator of which is the Pool Principal Balance as of the Due Date in the month prior to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

“Weighted Average Adjusted Net Mortgage Rate” for each loan group and Distribution Date is the average of the Adjusted Net Mortgage Rates on the related Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date).

Allocation of Net Deferred Interest

With respect to each Mortgage Loan and each related Due Date, “Deferred Interest” will be the excess, if any, of the amount of interest accrued on such Mortgage Loan from the preceding Due Date to such Due Date over the monthly payment made for such Due Date.  This excess may occur because interest accrued at the mortgage rate may be greater than the Minimum Monthly Payment due, resulting in negative amortization.

With respect to each loan group and Distribution Date, the “Net Deferred Interest” is equal to the excess, if any, of the aggregate Deferred Interest that accrued on the Mortgage Loans in such loan group as described above, over the Principal Prepayment Amount related to the Mortgage Loans in that loan group for that Distribution Date.  For each Distribution Date, the “Principal Prepayment Amount” for a loan group is equal to the sum of all voluntary principal prepayments in excess of the Interest Only Monthly Payment received on the Mortgage Loans in such loan group during the related Prepayment Period, including the purchase price of any such Mortgage Loans repurchased due to modifications in lieu of refinancing.  For any Distribution Date, the “Net Prepayments” for a loan group are equal to the excess, if any, of the (i) related Principal Prepayment Amount over (ii) the aggregate amount of Deferred Interest accrued on the related Mortgage Loans from the preceding Due Date to the Due Date related to that Distribution Date.

To the extent that there is Net Deferred Interest on a Distribution Date, the Net Deferred Interest on the Mortgage Loans in a loan group will be allocated among the related LIBOR Certificates, pro rata, according to the Class Certificate Balance of each such class in reduction of the amount of interest otherwise distributable to that class; provided, however, the amount of Net Deferred Interest allocated to any class of certificates on a Distribution Date will not exceed the amount of Current Interest (prior to reduction for Net Deferred Interest) for such class for that Distribution Date.  To the extent that any Net Deferred Interest allocated to a class of certificates would exceed the amount of Current Interest (prior to reduction for Net Deferred Interest) for that class for that Distribution Date, the amount of that excess will be allocated to the Class C Certificates to the extent distributions would otherwise be made to the Class C Certificates.  Thereafter, that excess amount will be allocated among the classes of certificates, in proportion to, and up to, the amount of any remaining interest otherwise distributable on the certificates.

Any Net Deferred Interest allocated to a class of LIBOR Certificates will be added to the Class Certificate Balance of the applicable class of certificates.

The Corridor Contract

The supplemental interest trust will enter into an interest rate corridor transaction with Morgan Stanley Capital Services Inc. (the “Corridor Counterparty”), as evidenced by a confirmation between the supplemental interest trustee, on behalf of the supplemental interest trust, and the Corridor Counterparty (the “Corridor Contract”).  The LIBOR Certificates will have the benefit of the Corridor Contract.  The rights and obligations of the Corridor Counterparty are as set forth in the Corridor Contract pursuant to which the terms of an ISDA Master Agreement were incorporated into the confirmation, as if such an ISDA Master Agreement had been executed by the Supplemental Interest Trustee on behalf of the Supplemental Interest Trust and the Corridor Counterparty on the date such Corridor Contract was executed.  The Corridor Contract is also subject to certain ISDA definitions, as published by the International Swaps and Derivatives Association, Inc.

With respect to the Corridor Contract and any Distribution Date beginning on June 2007 up to and including the Distribution Date in April 2008 (the “Corridor Contract Termination Date”), the amount payable by the Corridor Counterparty under the Corridor Contract will equal the product of (i) the excess, if any, of (x) the lesser of (A) One–Month LIBOR (as determined by the Corridor Counterparty) and (B) the Corridor Contract Ceiling Rate, over (y) the Corridor Contract Strike Rate for that Distribution Date, (ii) the Corridor Contract Notional Balance for that Distribution Date and (iii) (x) the number of days in the related Interest Accrual Period divided by (y) 360.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for each Distribution Date and the Corridor Contract are set forth in the table below:

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Ceiling Rate%	Corridor Contract Strike Rate%
June 2007	507,020,000	10.223	7.061
July 2007	503,597,370	10.223	6.083
August 2007	500,195,746	10.223	5.878
September 2007	496,820,618	10.223	5.878
October 2007	493,471,763	10.223	6.083
November 2007	490,148,963	10.223	5.878
December 2007	486,851,999	10.223	6.083
January 2008	483,580,657	10.223	5.878
February 2008	480,334,721	10.223	5.878
March 2008	477,113,981	10.223	6.302
April 2008	473,918,225	10.223	5.878
May 2008 and thereafter	0	0.000	0.000

Beginning in June 2007, on each Distribution Date on or prior to the Corridor Contract Termination Date, amounts paid to the Supplemental Interest Trust in respect of the Corridor Contract will be deposited into the Supplemental Interest Reserve Fund.  On each Distribution Date, amounts in the Supplemental Interest Reserve Fund will be distributed to pay any Net Rate Carryover with respect to the LIBOR Certificates prior to distributions of Excess Cashflow and Net Swap Payments.

On any Distribution Date prior to the Corridor Contract Termination Date, any portion of any corridor contract payment not withdrawn by the supplemental interest trustee from the Supplemental Interest Reserve Fund for distribution to the LIBOR Certificates with respect to any Distribution Date will be distributed to the Class C Certificates and will not be available for payments on future Distribution Dates.  If the Corridor Contract is subject to an early termination, any early termination payment received by the Supplemental Interest Trust in respect of the Corridor Contract will be deposited by the supplemental interest trustee into the Supplemental Interest Reserve Fund for payments on future Distribution Dates until the Corridor Contract Termination Date.

The Corridor Contract will be subject to early termination only in limited circumstances.  These circumstances generally include certain insolvency or bankruptcy events, the failure by the Corridor Counterparty (within three business days after notice of such failure is received by the Corridor Counterparty) to make a payment due under the Corridor Contract, the failure by the Corridor Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be a termination event under the Corridor Contract if the rating, by any Rating Agency, of the Counterparty’s unsecured, long-term senior debt obligations or its unsecured, short-term debt obligations falls below a certain level or levels established by such Rating Agency (a “Counterparty Rating Downgrade ”) as specified in the Corridor Contract and the Corridor Counterparty does not take certain action as specified in each contract, at its own expense, which may include (a) causing another entity to replace the Counterparty that meets or exceeds the ratings requirements of the Rating Agencies, and that is approved by the supplemental interest trustee as further described in the Corridor Contract, on terms substantially similar to the related contract; (b) obtaining a guaranty of, or a contingent agreement of another person to honor the Counterparty’s obligations under the related contract that satisfies the ratings requirements of the Rating Agencies, provided that such other person is approved by the supplemental interest trustee as further described in the Corridor Contract; (c) posting collateral satisfactory to the applicable Rating Agencies; and (d) establishing any other arrangement satisfactory to the applicable Rating Agency.

It will be an additional termination event under the Corridor Contract if the Corridor Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract and the Corridor Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract and (iii) is approved by the depositor (which approval shall not be unreasonably withheld) and any rating agency, if applicable.  In the alternative, the Corridor Counterparty may under certain circumstances post collateral satisfactory to both the Corridor Counterparty and the depositor to the extent necessary to render the relevant requirement of Regulation AB to be inapplicable.

If the Corridor Contract is terminated early, the Corridor Counterparty is likely to owe a termination payment to the supplemental interest trustee, payable in a lump sum to be deposited in the Supplemental Interest Reserve Fund and such amount will be either used to purchase a replacement corridor contract or disbursed on future Distribution Dates to the Distribution Account to pay Net Rate Carryover Amounts to the holders of the LIBOR Certificates until the Corridor Contract Termination Date.  However, if a termination occurs, we can not give you any assurance that any such termination payment will be sufficient to purchase a replacement corridor contract or pay all such Net Rate Carryover Amounts.

Distributions from the Supplemental Interest Reserve Fund

On each Distribution Date, following the distributions of Excess Cashflow described under “ —Overcollateralization Provisions,” the supplemental interest trustee shall distribute any amounts received with respect to the Corridor Contract and deposited in the Supplemental Interest Reserve Fund in the following order of priority:  (1) concurrently, to the classes of senior interest-bearing certificates, pro rata, to pay any Net Rate Carryover for each such class; and (2) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, to pay any Net Rate Carryover for each such class.

Principal

Distributions of Principal.  On each Distribution Date, an amount up to the Principal Distribution Amount for that Distribution Date is required to be distributed (with the Principal Remittance Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) as follows until such Principal Distribution Amount has been fully distributed:

For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect in the following priority:

(1) concurrently:

(x) from the Principal Distribution Amount for Loan Group 1 in the following priority:

(i)            to the Swap Account, the product of the (x) related Swap Allocation Percentage for that Distribution Date and (y) the Net Swap Payment and Swap Termination Payment, payable to the Swap Counterparty with respect to that Distribution Date not previously paid from the Interest Funds;

(ii)            to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

(iii)            concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(iv)            concurrently, to the Class 2-A-1, Class 2-A-2, Class 2-A-3 Certificates, pro rata (after any distributions to such classes pursuant to clause (y)(ii) below), until their Class Certificates Balances are reduced to zero;

(y) from the Principal Distribution Amount for Loan Group 2 in the following priority:

(i)            to the Swap Account, the product of the (x) related Swap Allocation Percentage for that Distribution Date and (y) the Net Swap Payment and Swap Termination Payment, payable to the Swap Counterparty with respect to that Distribution Date not previously paid from the Interest Funds;

(ii)            concurrently, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(iii)            concurrently, to Class 1-A-1 and Class 1-A-2 Certificates, pro rata, (after any distribution to such classes pursuant to clause (x)(iii) above), until their Class Certificate Balances are reduced to zero;

(2) from the remaining Principal Distribution Amount for each loan group in the following priority:

(i)            sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(ii)            any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect in the following priority:

(1) concurrently:

(x) from the Principal Distribution Amount for Loan Group 1 in the following priority:

(i)            to the Swap Account, the product of the (x) related Swap Allocation Percentage for that Distribution Date and (y) the Net Swap Payment and Swap Termination Payment,

                payable to the Swap Counterparty with respect to that Distribution Date not previously paid from the Interest Funds;

(ii)            concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, any Group 1 Senior Principal Distribution Amount remaining undistributed for that Distribution Date, until their respective Class Certificate Balances are reduced to zero; and

(iii)            concurrently, to the Class 2-A-1, Class 2-A-2, Class 2-A-3 Certificates, pro rata (after any distributions to such classes pursuant to clause (y)(ii) below), any Group 2 Senior Principal Distribution Amount remaining undistributed for that Distribution Date, until their Class Certificates Balances are reduced to zero

(y) from the Principal Distribution Amount for Loan Group 2 in the following priority:

(i)            to the Swap Account, the product of the (x) related Swap Allocation Percentage for that Distribution Date and (y) the Net Swap Payment and Swap Termination Payment, payable to the Swap Counterparty with respect to that Distribution Date not previously paid from the Interest Funds;

(ii)            concurrently, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, any Group 2 Senior Principal Distribution Amount remaining undistributed for that Distribution Date, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(iii)            concurrently, to Class 1-A-1 and Class 1-A-2 Certificates, pro rata, (after any distribution to such classes pursuant to clause (x)(ii) above), any Group 1 Senior Principal Distribution Amount remaining undistributed for that Distribution Date, until their Class Certificate Balances are reduced to zero;

(2) from the remaining Principal Distribution Amount for each loan group in the following priority:

(i)            sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Subordinated Class Principal Distribution Target Amount for each such class, in each case until its Class Certificate Balance is reduced to zero; and

(ii)            any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Definitions Related to Principal Distributions.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor and (ii) prepayments of principal and the principal portion of liquidation proceeds received with respect to that Mortgage Loan through the last day of the Prepayment Period in which the Due Date occurs and increased by any Deferred Interest added to the principal balance on or prior to that Due Date.  The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

The “Pool Principal Balance” equals the aggregate Stated Principal Balances of the Mortgage Loans.

“Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from May 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.

“Principal Distribution Amount” with respect to each Distribution Date and loan group is the product of (x) the related Distribution Percentage and (y) the sum of (i) the (a) aggregate Principal Remittance Amount for both loan groups for that Distribution Date, minus (b) the Overcollateralization Release Amount for that Distribution Date and (ii) the Extra Principal Distribution Amount for that Distribution Date.

“Distribution Percentage” means for either loan group and Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Principal Remittance Amount for that loan group and Distribution Date and the denominator of which is the aggregate Principal Remittance Amount for both loan groups for that Distribution Date.

“Senior Principal Distribution Amount” for any Distribution Date on or after the Stepdown Date (and so long as no Trigger Event is in effect), an amount equal to the lesser of: (i) the Principal Distribution Amount for that Distribution Date; and (ii) the excess of (a) the aggregate Class Certificate Balance of the Senior Certificates immediately prior to that Distribution Date over (b) the lesser of (x) the product of (1) 87.25% for any Distribution Date prior to the Distribution Date in June 2013 and 89.80% for any Distribution Date on or after the Distribution Date in June 2013 and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month prior to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date related to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date), less the OC floor.

“Group 1 Senior Principal Distribution Amount” with respect to loan group 1 and any Distribution Date on or after the Stepdown Date (and so long as no Trigger Event is in effect), the product of (x) the Distribution Percentage for loan group 1 for that Distribution Date and (y) the Senior Principal Distribution Amount for that Distribution Date.

“Group 2 Senior Principal Distribution Amount” with respect to loan group 2 and any Distribution Date on or after the Stepdown Date (and so long as no Trigger Event is in effect), the product of (x) the Distribution Percentage for loan group 2 for that Distribution Date and (y) the Senior Principal Distribution Amount for that Distribution Date.

“Subordinated Class Principal Distribution Target Amount” for any class of subordinated certificates and Distribution Date will equal the excess of:

(1)           the sum of: (a) the aggregate Class Certificate Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount for that Distribution Date), (b) the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account distribution of the Subordinated Class Principal Distribution Target Amount(s) for such more senior class(es) of certificates for such Distribution Date), and (c) the Class Certificate Balance of the subject class of Subordinated Certificates immediately prior to such Distribution Date over

(2)           the lesser of (a) the product of (x) the Stepdown Target Subordination Percentage for the subject class of certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date and (b) the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date minus the OC Floor;

provided, however, that if such class of subordinated certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.

The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinated Certificates will approximately equal the respective percentages indicated in the following table:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage (1)	Stepdown Target Subordination Percentage (2)
Class M-1	4.100%	10.250%	8.200%
Class M-2	3.450%	8.625%	6.900%
Class M-3	2.900%	7.250%	5.800%
Class M-4	2.400%	6.000%	4.800%
Class M-5	1.900%	4.750%	3.800%
Class M-6	1.550%	3.875%	3.100%
Class M-7	1.200%	3.000%	2.400%
Class M-8	0.850%	2.125%	1.700%
Class M-9	0.500%	1.250%	1.000%

________________________
(1)	For any Distribution Date occurring on or after the Distribution Date occurring in June 2010 and prior to the Distribution Date occurring in June 2013.

(2)	For any Distribution Date occurring on or after the Distribution Date occurring in June 2013.

The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the Overcollateralization Amount.  The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

“Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (i) the excess of (x) the Interest Remittance Amount for that Distribution Date over (y) the aggregate amount of Current Interest and Interest Carry Forward Amount for that Distribution Date and (ii) the Overcollateralization Deficiency Amount for that Distribution Date.

“OC Floor” means an amount equal to 0.50% of the Cut-off Date Pool Principal Balance.

“Overcollateralization Deficiency Amount,” with respect to any Distribution Date equals the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on that Distribution Date (after giving effect to distributions of the Principal Remittance Amount on that Distribution Date).

“Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date prior to the Distribution Date in June 2013, an amount equal to 1.25% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Distribution Date in June 2013, an amount equal to 1.00% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the Pool Principal Balance as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) exceeds (y) the aggregate Class Certificate Balance of the

Offered Certificates (after giving effect to distributions of the Principal Distribution Amount (excluding the Extra Principal Distribution Amount) on that Distribution Date).

“Overcollateralization Release Amount” means with respect to any Distribution Date for which the Excess Overcollateralization Amount is, or would be after taking into account all other distributions to be made on that Distribution Date, greater than zero, an amount equal to the lesser of (x) the Excess Overcollateralization Amount for that Distribution Date and (y) the Principal Remittance Amount for that Distribution Date.

“Excess Overcollateralization Amount” with respect to any Distribution Date will equal the excess, if any, of the Overcollateralized Amount on that Distribution Date over the Overcollateralization Target Amount on that Distribution Date

“Stepdown Date” is the earlier to occur of (x) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates is reduced to zero and (y) the later to occur of (i) the Distribution Date in June 2010 and (ii) the first Distribution Date on which the Senior Enhancement Percentage is equal to or greater than approximately (a) on any Distribution Date prior to the Distribution Date in June 2013, 12.75% and (b) on any Distribution Date on or after the Distribution Date in June 2013, 10.20%.

A “Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

A “Delinquency Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if the Rolling Three Month Delinquency Rate as of the last day of the immediately preceding month equals or exceeds 40.00% of the Senior Enhancement Percentage for such Distribution Date.

The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:

(1)           the numerator of which is the sum of the aggregate Class Certificate Balance of the subordinated certificates and the Overcollateralized Amount (which, for purposes of this definition only, shall not be less than zero) and

(2)           the denominator of which is the Pool Principal Balance for the preceding Distribution Date, in each case after giving effect to distributions on that Distribution Date.

A “Cumulative Loss Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the Cut-off Date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the Cut-off Date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for that Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage

June 2009 – May 2010	0.15% with respect to June 2009, plus an additional 1/12th of 0.20% for each month thereafter through May 2010

June 2010 – May 2011	0.35% with respect to June 2010, plus an additional 1/12th of 0.30% for each month thereafter through May 2011

June 2011 – May 2012	0.65% with respect to June 2011, plus an additional 1/12th of 0.30% for each month thereafter through May 2012

June 2012 – May 2013	0.95% with respect to June 2012, plus an additional 1/12th of 0.35% for each month thereafter through May 2013

June 2013– May 2014	1.30% with respect to June 2013, plus an additional 1/12th of 0.10% for each month thereafter through May 2014

June 2014 and thereafter	1.40%

“Unpaid Realized Loss Amount” means for any class of certificates, (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class remaining unpaid from prior Distribution Dates minus (y) any increase in the Class Certificate Balance of that class due to the allocation of Subsequent Recoveries to the Class Certificate Balance of that class.

A “Realized Loss” with respect to a Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.

The “Rolling Three Month Delinquency Rate” with respect to any Distribution Date, is an amount equal to the average of the Delinquency Rates for that Distribution Date and for each of the three (or one and two, in the case of the first and second Distribution Dates, respectively) immediately preceding months.

“Subsequent Recoveries” are unexpected recoveries received after the determination by the Servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the Servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.

Overcollateralization Provisions

The Weighted Average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Offered Certificates.  As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the holders of the Offered Certificates and the fees and expenses payable by the issuing entity and any Net Swap Payments payable to the Swap Counterparty.  The Excess Cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the Interest Funds remaining after the distribution of interest to the holders of the certificates for that Distribution Date as described under “—Interest” above and (ii) any remaining Principal Distribution Amount for that date after distributions to the holders of the certificates as described under “—Principal” above.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates in the following priority, in each case to the extent of the remaining Excess Cashflow:

(1)           concurrently to the certificates then entitled to receive principal on that Distribution Date to the extent necessary to maintain or restore the required level of overcollateralization in the same priority in which they receive distributions of principal;

(2)           concurrently and pro rata (x) sequentially, to the Class 1-A-1 and Class 1-A-2 Certificates, in that order, the Unpaid Realized Loss amount for each such class; and (y) sequentially, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, in that order, the Unpaid Realized Loss Amount for each such class;

(3)           sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Unpaid Realized Loss Amount for each such class;

(4)           concurrently, to each class of LIBOR Certificates, pro rata, based on their respective entitlements, any Net Rate Carryover for each such class (after giving effect to application of any proceeds under the Corridor Contract);

(5)           to the swap trust to pay any unpaid Swap Termination Payments due to the Swap Counterparty Trigger Event under the Swap Contract; and

(6)           to the Class C and the Class A-R Certificates, as specified in the pooling and servicing agreement.

The Swap Contract

DBNTC, as swap trustee on behalf of the swap trust will enter into an interest rate swap transaction, as evidenced by a confirmation (the “Swap Contract”) with the Swap Counterparty, for the benefit of the LIBOR Certificates.  The LIBOR Certificates will have the benefit of the Swap Contract.  The rights and obligations of the Swap Counterparty are as set forth in the Swap Contract pursuant to which the terms of an ISDA Master Agreement were incorporated into the confirmation, as if such an ISDA Master Agreement had been executed by the Swap Trustee on behalf of the Swap Trust and the Swap Counterparty on the date such Swap Contract was executed.  The Swap Contract is also subject to certain ISDA definitions, as published by the International Swaps and Derivatives Association, Inc.

On each Distribution Date beginning in May 2008 through and including the Distribution Date on or prior to the Distribution Date in May 2014 (the “Swap Contract Termination Date”), the swap trustee will be obligated to pay to the Swap Counterparty an amount equal to the product of:

(a)           a fixed rate of 4.95% per annum,

(b)           250,

(c)           the Swap Contract Notional Balance for that Distribution Date and

(d)           the number of days in the related calculation period (calculated on the basis of a 360-day year and the actual number of days that elapsed in the related calculation period) divided by 360.

In addition, on or prior to each Distribution Date to and including the Swap Contract Termination Date, the Swap Counterparty will be obligated to pay to the swap trustee an amount equal to the product of:

(a)           One-Month LIBOR (as determined by the Swap Counterparty),

(b)           250,

(c)           the Swap Contract Notional Balance for that Distribution Date and

(d)           the number of days in the related calculation period (calculated on the basis of a 360-day year and the actual number of days that elapsed in the related calculation period) divided by 360.

The “Swap Contract Notional Balance” for each Distribution Date is as described in the following table (the “Swap Table”).

Month of Distribution Date	Swap Contract Notional Balance ($)
June 2007	0
July 2007	0
August 2007	0
September 2007	0
October 2007	0
November 2007	0
December 2007	0
January 2008	0
February 2008	0
March 2008	0
April 2008	0
May 2008	1,679,187
June 2008	1,635,260
July 2008	1,589,307
August 2008	1,544,556
September 2008	1,500,266
October 2008	1,456,999
November 2008	1,416,854
December 2008	1,379,056
January 2009	1,346,278
February 2009	1,315,098
March 2009	1,285,762
April 2009	1,258,351
May 2009	1,234,799
June 2009	1,210,619
July 2009	1,183,327
August 2009	1,156,272
September 2009	1,128,311
October 2009	1,099,489
November 2009	1,072,084
December 2009	1,045,083
January 2010	1,020,924
February 2010	996,773
March 2010	973,213
April 2010	950,062
May 2010	920,936
June 2010	889,896
July 2010	836,718
August 2010	787,814
September 2010	742,390
October 2010	700,203
November 2010	663,309
December 2010	630,674
January 2011	602,974
February 2011	577,461
March 2011	546,648
April 2011	518,742
May 2011	493,810
June 2011	470,302
July 2011	443,610
August 2011	418,052
September 2011	394,325
October 2011	366,644
November 2011	346,301
December 2011	324,051
January 2012	304,955
February 2012	287,437
March 2012	271,766
April 2012	257,347
May 2012	244,448
June 2012	170,641
July 2012	154,188
August 2012	139,417
September 2012	125,939
October 2012	113,678
November 2012	102,812
December 2012	93,159
January 2013	84,946
February 2013	77,559
March 2013	71,018
April 2013	65,106
May 2013	60,089
June 2013	55,403
July 2013	50,608
August 2013	46,279
September 2013	42,216
October 2013	38,369
November 2013	34,899
December 2013	31,739
January 2014	28,970
February 2014	26,402
March 2014	24,100
April 2014	22,002
May 2014	21,600
June 2014 and thereafter	0

Net Swap Payments; Application of Net Swap Payments

With respect to the Swap Contract, the swap trustee or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described above over the payment that it is entitled to receive from that other party as also described in the two preceding subsections.

In the event that a Net Swap Payment and/or a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date and Swap Contract, the trustee will deduct from Interest Funds for each loan group, pro rata, the amount of such Net Swap Payment or Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) as described under clause first (1) under “—Interest” above (and to the extent that Interest Funds are insufficient, the trustee will deduct from the Principal Remittance Amount, any additional amounts necessary to make such Net Swap Payment and/or Swap Termination Payment due to the Swap Counterparty) and deposit the amount of such Net Swap Payment or Swap Termination Payment in the Swap Account.

In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the amount of such Swap Termination Payment will be paid as and when described under clause (5) under “—Overcollateralization Provisions” above.

In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the swap trustee will deposit such payment into the Swap Account.  The swap trustee will make a corresponding withdrawal of such amount for distribution to the holders of the LIBOR Certificates to pay any (a) Current Interest and Interest Carry Forward Amounts with respect to the LIBOR Certificates and (b) any Net Rate Carryover with respect to the LIBOR Certificates, in each case that remain unpaid following distribution of the Interest Funds and the Excess Cashflow for that Distribution Date, as well as (d) the lesser of (x) any remaining Overcollateralization Deficiency Amount that remains following distribution of the Interest Funds and the Excess Cashflow for that Distribution Date and (y) the cumulative amount of Realized Losses allocated to the certificates.  Any portion of any Net Swap Payment not withdrawn by the swap trustee from the Swap Account for distribution to the LIBOR Certificates with respect to any Distribution Date will remain in the Swap Account for distribution to the LIBOR Certificates on future Distribution Dates for the purposes described in this paragraph.

Distributions From the Swap Account

On each Distribution Date, following the distributions of Excess Cashflow described under “ —Overcollateralization Provisions,” the swap trustee shall distribute any amounts on deposit in the Swap Account in the following amounts and order of priority:

(1)           to the Swap Counterparty, any Net Swap Payments and Swap Termination Payments (other than any Swap Termination Payments due to a Swap Counterparty Trigger Event);

(2)           concurrently, to the classes of interest-bearing Senior Certificates, any Current Interest and Interest Carry Forward Amount remaining unpaid, pro rata based on their respective entitlements;

(3)           sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case in an amount equal to any Current Interest and Interest Carry Forward Amount remaining unpaid for such class;

(4)           to the class or classes of certificates then entitled to receive distributions in respect of principal, any remaining Overcollateralization Deficiency Amount;

(5)           concurrently and pro rata, (x) sequentially, the Class 1-A-1 and Class 1-A-2 Certificates, in that order, the Unpaid Realized Loss amount for each such class; and (y) sequentially, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, in that order, the Unpaid Realized Loss Amount for such class;

(6)           sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Unpaid Realized Loss Amount for each such class;

(7)           concurrently, each class of Senior Certificates, pro rata, based on their respective entitlements to pay any Net Rate Carryover for each such class;

(8)           sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, to pay any Net Rate Carryover for each such class;

(9)           to the swap trust to pay any unpaid Swap Termination Payments due to a Swap Counterparty Trigger Event; and

(10)           to the holders of the Class C Certificates, any remaining amounts in the Swap Account.

Notwithstanding the foregoing priority of distribution, the cumulative amount paid with respect to clause (4) above shall not, on any Distribution Date, exceed the cumulative amount of Realized Losses incurred on the Mortgage Loans as of that Distribution Date.

Early Termination of the Swap Contract; Swap Termination Payments

The Swap Contract will be subject to early termination upon an event of default or a termination event under the Swap Contract.  Events of default under the Swap Contract include, among other things:

•	failure to make a payment due under the Swap Contract, three business days after notice of such failure is received,

•	certain insolvency or bankruptcy events, and

•	a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract.

Termination events under the Swap Contract include, among other things:

•	illegality (which generally relates to changes in law causing it to become unlawful for either party to perform its obligations under the Swap Contract),

•
a tax event (which generally relates to either party to the Swap Contract receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax),

•
a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

In addition to the termination events specified above, the Swap Contract will be subject to Additional Termination Events (as defined in the related ISDA Master Agreement).  These Additional Termination Events will occur under the Swap Contract if:

•
there is an amendment to the pooling and servicing agreement that could reasonably be expected to materially adversely affect the Swap Counterparty that is made without the prior written consent of that Swap Counterparty;

•
the rating, by any Rating Agency, of the Swap Counterparty’s unsecured, long-term senior debt obligations or its unsecured, short-term debt obligations falls below a certain level or levels established by such Rating Agency (a “Swap Counterparty Rating Downgrade”) as specified in the Swap Contract and the Swap Counterparty does not take certain action as specified in the Swap Contract, at its own expense, which may include (a) causing another entity to replace the Swap Counterparty that meets or exceeds the ratings requirements of the Rating Agencies, and that is approved by the supplemental interest trustee on terms substantially similar to the Swap Contract; (b) obtaining a guaranty of, or a contingent agreement of another person to honor the Swap Counterparty’s obligations under the Swap Contract that satisfies the ratings requirements of the Rating Agencies, provided that such other person is approved by the supplemental interest trustee; (c) posting collateral in the amount and at the times required under the Credit Support Annex; or

•
the Swap Counterparty fails to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Swap Contract, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a counterparty that (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Swap Contract, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of the Swap Counterparty, provided the depositor is given notice) and any Rating Agency, if applicable.

“Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party or with respect to a termination resulting from a Swap Counterparty Rating Downgrade.

A “Swap Termination Payment” is a termination payment required to be made by either the supplemental interest trustee or the Swap Counterparty pursuant to the Swap Contract as a result of an early termination of the Swap Contract due to an event of default or termination event attributable to either party.  In the event that a Swap Termination Payment is payable by the Swap Counterparty in connection with the termination of the Swap Contract and such amount is not sufficient to procure a replacement swap contract, that Swap Termination Payment will be deposited in the Swap Account and distributed to the holders of the classes of LIBOR Certificates on future Distribution Dates to pay amounts as discussed above under “—Net Swap Payments; Application of Net Swap Payments and Distributions From the Swap Account.”

Additional Matters Regarding the Swap Contract and the Corridor Contract

The “significance percentage” for each of the Swap Contract and the Corridor Contract, and for both contracts taken in the aggregate, is less than 10%.  The significance percentage is the percentage that the significance estimate of each contract represents of the aggregate Class Certificate Balance of the certificates related to that contract.  The “significance estimate” of each contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract made in substantially the same manner as that used in IndyMac Bank’s internal risk management process in respect of similar instruments.

The Offered Certificates do not represent an obligation of the Corridor Counterparty, the Swap Counterparty, the Supplemental Interest Trustee or the Swap Trustee.  The holders of the LIBOR Certificates are not parties to or beneficiaries under the Corridor Contract and the Swap Contract and will not have any right to proceed directly against the Corridor Counterparty, the Swap Counterparty, the Supplemental Interest Trustee or the Swap Trustee in respect of their respective obligations under either the Corridor Contract or the Swap Contract.

The Swap Contact and the Corridor Contract will be filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K after the closing date.

Determination of LIBOR

LIBOR applicable to an Interest Accrual Period for the LIBOR Certificates will be determined on the second London Business Day prior to the commencement of such Interest Accrual Period (a “LIBOR Determination Date”).  On each LIBOR Determination Date the Trustee, as calculation agent (in such capacity, the “Calculation Agent”), will establish LIBOR for the Interest Accrual Period on the basis of the British Bankers’ Association (“BBA”) “Interest Settlement Rate” for one-month deposits in U.S. dollars as found on Reuters Page LIBOR01 as of 11:00 a.m. London time on each LIBOR Determination Date. Interest Settlement Rates currently are based on rates quoted by sixteen BBA designated banks as being, in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market.  Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the result (expressed as a percentage) out to six decimal places, and rounding to five decimal places.  “Reuters Page LIBOR01” means the display page designated as the “LIBOR01” page on Reuters (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).  “London Business Day” means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

If on any LIBOR Determination Date, the Calculation Agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next Interest Accrual Period will be calculated in accordance with the method described in prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—LIBOR.”

If on the initial LIBOR Determination Date, the Calculation Agent is required but unable to determine LIBOR in the manner provided in the prospectus, LIBOR for the initial LIBOR Determination Date will be 5.32%.

Carryover Reserve Fund

The Pooling and Servicing Agreement establishes an account (the “Carryover Reserve Fund”), which is held in trust by the trustee on behalf of the holders of the certificates.  On the closing date, the depositor will deposit or cause to be deposited $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “—Overcollateralization Provisions” above, the trustee will deposit in the Carryover Reserve Fund the amount needed to pay any Net Rate Carryover on the Offered Certificates as described under “—Overcollateralization Provisions” above.

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions described above, the aggregate Class Certificate Balance of the offered certificates exceeds the Pool Principal Balance, the amount of such excess will be applied sequentially to the Class M-9, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2, Class M-1, Certificates, in that order, to reduce the Class Certificate Balances of such certificates.  After the Class Certificate Balance of each Class of Subordinated Certificates have been reduced to zero, (i) if the aggregate Class Certificate Balance of the Group 1 Senior Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 1, the amount of that excess will be allocated sequentially to the Class 1-A-2 and Class 1-A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and (ii) if the aggregate Class Certificate Balance of the Group 2 Senior Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 2, the amount of that excess will be allocated sequentially to the Class 2-A-3, Class 2-A-2 and Class 2-A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.  Any such reduction described in this paragraph is an “Applied Realized Loss Amount.”

Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts as described above, will accrue for the related class of certificates on the Class Certificate Balance as so reduced unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.

Relief Act Reductions

On any Distribution Date, any Relief Act Reductions will be allocated first to Excess Cashflow on the Mortgage Loans for the related Distribution Date and thereafter as a reduction of Current Interest for the LIBOR Certificates, pro rata, on the basis of the respective amounts of interest accrued on those certificates for that Distribution Date.  The LIBOR Certificates will not be entitled to reimbursement for the allocation of any Relief Act Reductions described in the preceding sentence.